Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE KEROS THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO KEROS THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of December 12, 2021 (the “Effective Date”) by and between Keros Therapeutics, Inc., a corporation organized and existing under the laws of Delaware and having a place of business at 99 Hayden Avenue, Suite 120, Building E, Lexington, MA 02421 (“Keros”), and Hansoh (Shanghai) Healthtech Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China having a place of business at Room 101, No.287 Xiangke Road and No.1158 Haike Road, China (Shanghai) Pilot Free Trade Zone, China (“Hansoh”). Keros and Hansoh are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, Keros is currently conducting research and development of KER-050 (defined below) and may develop one or more related back-up compounds;
Whereas, Hansoh is a pharmaceutical company with experience in developing pharmaceutical products in the Hansoh Territory (defined below); and
Whereas, Hansoh desires to obtain from Keros an exclusive license to develop and commercialize Licensed Products (defined below) in the Hansoh Territory, and Keros is willing to grant such license to Hansoh under the terms and conditions of this Agreement.
Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
1.1    “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Hansoh instead utilizes International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.
1.2    “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.
1.3    “Additional Indication” means any Indication (other than the Initial Indications) approved for Development of Licensed Products by the JCC.
1.4    “Adverse Risk” means any risk of an adverse effect on the Development, procurement, or maintenance of Regulatory Approval, Manufacture, or Commercialization of Licensed Products [***], as applicable.
1.5    “Affiliate” means, with respect to a particular Party, a Person that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract, or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.6    “Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation [***], to the extent applicable to a Party in its Territory.
1.7    “Applicable Law” means, with respect to a given country or Region, the applicable Laws that may be in effect from time to time in such country or Region and that relate to a Party’s activities under this Agreement, including any Laws of the Regulatory Authorities of such country or Region.
1.8    “Back-Up Compound” means any back-up compound that Keros identifies and chooses, at its sole discretion, to Develop in the Field instead of KER-050 in one or more of the Initial Indications or Additional Indications.
1.9    “Background Intellectual Property” means, with respect to a Party, any and all Information, inventions, and discoveries, in each case whether or not patentable, and any Patents or other intellectual property rights therein, in each case Controlled by such Party as of the Effective Date or acquired, made, conceived, or reduced to practice during the Term independent of this Agreement.
1.10    “Business Day” means a day other than Saturday, Sunday or any day that banks in New York, New York USA or Shanghai, China are required or permitted to be closed.
1.11    “Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.
1.12    “Change of Control” means, with respect to either Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement (other than to an Affiliate of such Party); (b) a merger, reorganization, or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, or consolidation; or (c) a Person, or group of Persons, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party, but excluding in each case (i) any transaction or series of related transactions in which such Party issues securities to investors primarily for capital raising purposes and (ii) any initial public offering of such Party.
1.13    “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Phase 4 Clinical Trial, or Pivotal Clinical Trial, or any combination thereof.
1.14    “CMC Information” means Information related to the chemistry, manufacturing and controls of the Licensed Products, as specified by the FDA, NMPA and other applicable Regulatory Authorities.
1.15    “Commercialization” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of Licensed Products, including strategic marketing, sales force detailing, advertising, market Licensed Product support, all customer support, Licensed Product distribution, and invoicing and sales activities; provided, however, “Commercialization” shall exclude any activities relating to the Manufacture or Development of Licensed Product. “Commercialize” and “Commercializing” shall have the correlative meanings. For clarity, “Commercialization” shall exclude all activities undertaken in connection with Voluntary Phase 4 Clinical Trials.
1.16    “Commercially Reasonable Efforts” means, with respect to either Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the active and diligent commercialization of a similarly situated branded pharmaceutical product as the Licensed Product at a similar stage of commercialization, taking into account efficacy, safety, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors.
1.17    “Common Technical Document” or “CTD” means a set of specifications for application dossier adopted by the ICH for organizing applications of pharmaceuticals for human use to Regulatory Authorities.
1.18    “Competing Product” means any [***], other than a Licensed Product, that is intended or approved by a Regulatory Authority for [***] in humans.
1.19    “Confidential Information” of a Party means any and all Information of such Party or its Affiliates that is disclosed to the other Party or its Affiliates under this Agreement. In addition, all Information disclosed by a Party or on behalf of its Affiliates pursuant to the confidentiality agreement between the Parties dated [***] (the “Confidentiality Agreement”) shall be deemed to be Confidential Information of such Party disclosed hereunder. For clarity, Keros Licensed Know-How shall be deemed Confidential Information of Keros.
1.20    “Control” means, with respect to any material, Information, Patent or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such material, Information, Patent, or intellectual property right without violating the terms of any existing agreement or other arrangement with any Third Party; provided that, with respect to any material, Information, Patent or other intellectual property right obtained by a Party after the Effective Date from a Third Party, such Party shall be deemed to Control such material, Information, Patent or other intellectual property right only if it possesses the right to grant such license, sublicense, or other right thereto without being obligated to pay any royalties or other consideration therefor, except that where access to or the use of any such material, Information, Patent or other intellectual property right of a Third Party requires or triggers a payment obligation by such Party, such material, Information, Patent or other intellectual property right shall only be Controlled by such Party in the circumstances set out in Section 2.7.
1.21    “Cover” means, with respect to a Patent and a Licensed Product, that the Manufacture, use, offer for sale, sale or importation of such Licensed Product, absent a license to such Patent or Licensed Product, would infringe a Valid Claim in such Patent; provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” shall have the correlative meanings.
1.22    “CTA” means a Clinical Trial Application which provides comprehensive information about the investigational medicinal product(s) and planned trial, enabling a Regulatory Authority to assess the acceptability of conducting the applicable study.

1.23    “Data” means all data, including CMC data, non-clinical data, preclinical data and clinical data, generated by or on behalf of a Party or its Affiliates or their respective sublicensees pursuant to activities conducted under this Agreement. For clarity, Data does not include any patentable inventions.
1.24    “Development” means all activities conducted after the Effective Date relating to preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to Licensed Products, and the reporting, preparation and submission of regulatory applications (including any CMC Information) solely for obtaining, registering and maintaining Regulatory Approval of Licensed Products, including the conduct of Phase 4 Clinical Trials; provided, however, “Development” shall exclude any activities relating to the Manufacture of Licensed Product or Commercialization of the Licensed Product. “Develop” and “Developing” shall have the correlative meanings. For clarity, “Development” shall include all activities undertaken in connection with Voluntary Phase 4 Clinical Trials.
1.25    “Divest” means, for purposes of Section 2.5, the sale or transfer of rights to the Competing Program to a Third Party where neither the assigning Party nor its assignee have the right to engage, and neither the assigning Party nor its assignee in fact engage, in any management, governance or decision-making activities in connection with such Competing Program in the Hansoh Territory. “Divestiture” shall have the correlative meaning.
1.26    “Executive Officers” means [***] of Keros and [***] of Hansoh or their respective successors or designees.
1.27    “FDA” means the U.S. Food and Drug Administration or any successor entity thereto.
1.28    “Field” means any treatment, prevention, palliation, and/or diagnosis of any disease or conditions in humans.
1.29    “First Commercial Sale” means the first commercial transfer or disposition for monetary value of a Licensed Product in the Hansoh Territory to a Third Party after Regulatory Approval for the Licensed Product and the applicable Indication has been obtained in the Hansoh Territory, excluding any off-label use of such Licensed Product for such Indication.
1.30    “FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis in performing work in connection with this Agreement for a [***] period (consisting of at least a total of [***] per year of dedicated effort related to scientific, technical or operational work (excluding administrative services)).
1.31    “FTE Costs” means the applicable FTE rate multiplied by the number of FTEs applied by a Party to the performance of the relevant activity.
1.32    “Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of Keros hereunder:
(a)    [***]
(b)    [***]. Such fully burdened costs shall be calculated in accordance with Accounting Standards.
1.33    “GCP” or “Good Clinical Practices” means the then-current standards, practices and procedures promulgated or endorsed by the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA and comparable regulatory standards, practices and procedures promulgated by the NMPA or other Regulatory Authority applicable to the Hansoh Territory, as they may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.34    “Generic Product” means, with respect to a Licensed Product in a Region, any product that (a)(i) contains the same or similar active pharmaceutical ingredient(s) as such Licensed Product and (ii) qualifies as a generic or is bioequivalent to and exchangeable with the Licensed Product, as determined by the applicable Regulatory Authority under the Applicable Laws in such Region, (b) has received Regulatory Approval for use in such Region from the relevant Regulatory Authority in such Region, where such Regulatory Approval relied on or incorporated the Regulatory Approval for such Licensed Product in such Region or any clinical data contained in such Regulatory Approval, (c) during the Royalty Term is not owned or licensed by Hansoh under this Agreement; and (d) is sold in the same Region as the relevant Licensed Product by a Third Party that is not a sublicensee or Affiliate of Hansoh and that did not purchase such product in a chain of distribution that included Hansoh or its Affiliates or its or their sublicensees.
1.35    “GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Hansoh Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH.
1.36    “Government Official” means (a) any official or employee of any Governmental Authority, or any department, agency, or instrumentality thereof (including without limitation commercial entities owned or controlled, directly or indirectly, by a Governmental Authority), (b) any political party or official thereof, or any candidate for political office, or (c) any official or employee of any public international organization.
1.37    “Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.38    “Hansoh Patents” means any Patents that claim Hansoh Inventions.
1.39    “Hansoh Technology” means Hansoh Inventions and Hansoh Patents.
1.40    “Hansoh Territory” means, collectively, mainland China, Hong Kong and Macau (each a “Region”).
1.41    “ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.42    “IND” means an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312 or its foreign equivalent.
1.43    “Indication” means a separately defined, well-categorized class of human disease, disorder, illness, or health condition for which a separate MAA (including any extensions or supplements) is required to be filed with a Regulatory Authority. For clarity, if an

MAA is approved for a Licensed Product in a particular Indication and patient population, a label expansion for such Licensed Product to include such Indication in a different patient population shall not be considered a separate Indication.
1.44    “Information” means any data, results, technology, business or financial information or information of any type whatsoever, in any tangible or intangible form, including know-how, copyrights, trade secrets, practices, techniques, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), methods, processes, inventions (whether patentable or not), developments, specifications, formulae, software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, CMC Information, stability data and other study data and procedures.
1.45    “Initial Indications” means any or all of the following: (a) myelodysplastic syndromes (“MDS”), (b) myelofibrosis, or (c) [***].
1.46    “Initiation” means, with respect to a Clinical Trial, the first dosing of the first patient or healthy subject in such Clinical Trial.
1.47    “Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective sublicensees (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development, Manufacture, and Commercialization of Licensed Products, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.
1.48    “Joint Patents” means any Patents that claim Joint Inventions.
1.49    “KER-050” means Keros’ proprietary engineered ligand trap as further described in Exhibit B.
1.50    “Keros Licensed Know-How” means all Information (including Data, Regulatory Materials, Joint Inventions and Keros Inventions) that (a) (i) is Controlled by Keros or its Affiliates as of the Effective Date or (ii) becomes Controlled by Keros or its Affiliates during the Term, and (b) is necessary (or reasonably useful and being put to use in connection with or incorporated into the Licensed Product by Keros or its licensees or sublicensees in the Keros Territory) for the Development, Manufacture, or Commercialization of Licensed Products in the Field in the Hansoh Territory.
1.51    “Keros Licensed Patents” means (a) all Patents that claim Keros Licensed Know-How, including the Patents that are set forth in Exhibit A and any Patents arising therefrom or claiming priority thereto, and (b) Keros’ interest in the Joint Patents and Keros Patents in the Field in the Hansoh Territory, in each case of (a) and (b) that Cover the Development, Manufacture, or Commercialization of Licensed Products in the Field in the Hansoh Territory.
1.52    “Keros Patents” means any Patents that claim Keros Inventions.

1.53    “Keros Technology” means the Keros Licensed Know-How and Keros Licensed Patents.
1.54    “Keros Territory” means the world except for the Hansoh Territory.
1.55    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, municipal, city or other political subdivision, domestic or foreign.
1.56    “Licensed Compound” means either or both of (a) KER-050 and (b) any Back-Up Compound, in accordance with Section 4.3(a).
1.57    “Licensed Product” shall mean (a) a Licensed Compound, or (b) any product containing a Licensed Compound as an active pharmaceutical ingredient (“API”), whether as its sole API or in combination with one (1) or more other APIs.
1.58    “Manufacture” and “Manufacturing” mean activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Licensed Product, including oversight and management of vendors therefor.
1.59    “Marketing Authorization Application” or “MAA” means a New Drug Application (“NDA”) or any other application to the appropriate Regulatory Authority for approval to market a Licensed Product.
1.60    “Net Sales” means [***]:
(a)    [***]
(b)    [***]
(c)    [***]
(d)    [***]
(e)    [***]
(f)    [***]
(g)    [***]
(h)    [***].
The amounts of any deductions taken pursuant to clauses (a) through (h) shall be determined from books and records maintained in accordance with Accounting Standards.
Notwithstanding the foregoing, amounts received or invoiced by Hansoh, its Affiliates, or their respective sublicensees for the sale of Licensed Product among Hansoh, its Affiliates or their respective sublicensees shall not be included in the computation of Net Sales hereunder unless the purchasing entity is the end-user. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall be accounted for in accordance with standard Hansoh practices for operation by Hansoh, its Affiliates or their respective sublicensees, as practiced in the Hansoh Territory, but in any event in accordance with Accounting Standards consistently applied in the Hansoh Territory. For clarity, a particular item may only be deducted once in the calculation of Net Sales. Notwithstanding anything to the contrary in the foregoing, to the extent any amounts deducted pursuant to subsection (d) above are subsequently recovered by Hansoh, its Affiliates, or their respective sublicensees during the Term, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Hansoh for such subsequent Calendar Quarter pursuant to Section 8.4, Hansoh shall promptly submit such recovered amounts to Keros.
The transfer of any Licensed Product to an Affiliate, sublicensee, or other Third Party (x) in connection with the research, development or testing of a Licensed Product (including, without limitation, the conduct of Clinical Trials), (y) for purposes of distribution as promotional samples, or (z) at no charge for indigent or similar public support or compassionate use programs, will not, in any case, be considered a Net Sale of a Licensed Product under this Agreement.
With respect to any transfer of any Licensed Product in the Hansoh Territory for any substantive consideration other than monetary consideration on arm’s length terms, for the purposes of calculating the Net Sales under this Agreement, such Licensed Product shall be deemed to be sold exclusively for money at the average Net Sales price charged to Third Parties for cash sales in the Hansoh Territory during the applicable reporting period (or if there were only de minimus cash sales in the Hansoh Territory, at the fair market value as determined by comparable markets).
[***].
1.61    “NMPA” means the National Medical Product Administration of the People’s Republic of China, or any successor agency or authority thereto.
1.62    “Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extensions, renewals or restorations of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate, patent term additions, patent term extensions or the equivalent thereof.
1.63    “Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.64    “Phase 1 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to evaluate the safety of chemical or biologic agents or other types of interventions (e.g., a new radiation therapy technique) that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.
1.65    “Phase 2 Clinical Trial” means any human clinical trial of a Licensed Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular Indication or Indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents.
1.66    “Phase 3 Clinical Trial” means any human clinical trial of a Licensed Product designed to: (a) establish that such Licensed Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) support regulatory approval of such

Licensed Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.
1.67    “Phase 4 Clinical Trial” means any human clinical trial of a Licensed Product that is: (a) designed to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product or (b) conducted after the first Regulatory Approval of a Licensed Product in the same Indication for which a Licensed Product received Regulatory Approval.
1.68    “Pivotal Clinical Trial” means a clinical trial of a Licensed Product in human patients (whether or not designated a Phase 3 Clinical Trial) in any Region with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product and intended (if successful) to provide the evidence and data sufficient for (a) market approval to the applicable Regulatory Authorities or (b) satisfying or meeting the requirements for the preparation and filing of an MAA with the Regulatory Authorities to support Regulatory Approval of such Licensed Product.
1.69    “Proper Conduct Practices” means, with respect to a Party, each of its Representatives not, directly or indirectly, [***].
1.70    “Regulatory Approval” means any and all approvals (including marketing authorization approvals, supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the Manufacture, distribution, use or commercial sale of a Licensed Product in a given country or regulatory jurisdiction.
1.71    “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.
1.72    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product, including any such right that may become available following the Effective Date, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, pediatric exclusivity, rights conferred in the United States under the Hatch-Waxman Act or the FDA Modernization Act of 1997 (but excluding any patent term extension mechanism), or rights similar thereto outside the United States, but in all cases excluding Patents and patent term extensions based on such rights.
1.73    “Regulatory Materials” means regulatory applications (including MAA), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize Licensed Products in a particular country or jurisdiction.
1.74    “Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, controlling Persons, directors, officers and employees.
1.75    “Tax Withholding” means any tax deduction, tax withholding or similar payment from any amount paid or payable by Hansoh to Keros.
1.76    “Territory” means the Hansoh Territory or the Keros Territory, as applicable.

1.77    “Third Party” means any Person other than a Party or an Affiliate of a Party.
1.78    “U.S.” or “USA” means the United States of America, including all possessions and territories thereof.
1.79    “U.S. Dollar” means a U.S. dollar, and “US$” shall be interpreted accordingly.
1.80    “Valid Claim” means a claim (including a process, use, or composition of matter claim) of (a) an issued and unexpired Patent that has not (i) irretrievably lapsed or been revoked, dedicated to the public or disclaimed or (ii) been held invalid, unenforceable or not patentable by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, which holding, finding or decision is final and unappealable or unappealed within the time allowed for appeal [***].
1.81    “Voluntary Phase 4 Clinical Trial” means a Phase 4 Clinical Trial that is not conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval for such Licensed Product.
1.82    Additional Definitions: The following table identifies the location of definitions set forth in various Sections of the Agreement:

Defined Terms	Section
Acquiring Party	2.7
Additional Indication Development Plan	4.3(b)
Agreement	Preamble
Alliance Manager	3.1
API	1.57
Claims	11.1
Combination Product Dispute	1.60
Commercialization Plan	6.2(a)
Competing Program	2.5
Confidentiality Agreement	1.19
CTD	1.17
Data Sharing Agreement	4.7(a)
Development Plan	4.2
Dispute	14.1
Effective Date	Preamble
Enforcement Action	9.4(c)(i)
Enforcing Party	9.4(c)(i)
GAAP	1.1
Global Clinical Trial	4.3(c)
Global Clinical Trial Plan	4.3(c)
Hansoh	Preamble
Hansoh Indemnitees	11.1
Hansoh Inventions	9.1(b)(ii)
Hansoh Product Mark	9.6(d)

Hansoh Sublicense	2.1(c)
HGRAC	10.4(a)
IFRS	1.1
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.4(a)
Initial Development Plan	4.2
Joint Coordination Committee (JCC)	3.2(a)
Joint Inventions	9.1(b)(iii)
Keros	Preamble
Keros Indemnitees	11.2
Keros Inventions	9.1(b)(i)
Keros Partner	2.2
Licensed Mark	9.6(a)
Local Clinical Trial	4.3(d)
Local Clinical Trial Plan	4.3(d)
Losses	11.1
Manufacturing Technology Transfer Agreement	7.2
NDA	1.59
Party	Preamble
Pharmacovigilance Agreement	5.8
Product Materials	4.7(a)
Publication	12.4
[***]	13.7(g)(ii)
Region	1.39
Remedial Action	5.9
[***]	13.7(f)
Royalty Term	8.4(b)
Rules	14.2(a)
SEC	12.3(c)
Step-In Rights	9.2(d)
Supply Agreement	7.1
Term	13.1
Third Party Infringement Actions	9.5
Third Party Restriction	10.2(e)
VAT	8.10(c)

ARTICLE 2
LICENSE
2.1    License to Hansoh.
(a)    License Grant in the Hansoh Territory. Subject to the terms and conditions of this Agreement, Keros hereby grants Hansoh an exclusive (even as to Keros except as provided in Section 2.1(b) below) license, with the right to sublicense (solely as provided in Section 2.1(c)), under the Keros Technology, to Develop, Manufacture and have Manufactured (solely to the extent set forth in Section 7.2), distribute, market, promote, sell, offer for sale, import, or otherwise Commercialize Licensed Products in the Field in the Hansoh Territory. As consideration for the foregoing license and access to and transfers of Information, including Keros Licensed Know-How, under this Agreement, Hansoh will make certain payments to Keros as set out in, and subject to the terms and conditions of Article 8.
(b)    Keros Retained Rights. Notwithstanding the rights granted to Hansoh in Section 2.1(a), Keros and its Affiliates shall retain:
(i)    the right to practice the Keros Technology within the scope of the license granted to Hansoh under Section 2.1(a) in order to perform, or have performed by a Third Party, Keros’ obligations under this Agreement;
(ii)    the right to conduct Development activities for a Licensed Product in the Field in the Hansoh Territory solely for the purpose of obtaining or maintaining Regulatory Approval of Licensed Products in the Keros Territory, provided that prior to Keros conducting any such Development activities, the Parties shall discuss in good faith such activities and Keros shall reasonably consider any comments of Hansoh in connection therewith; and
(iii)    the right to Manufacture or have Manufactured Licensed Products anywhere in the world, solely for sale and use in the Keros Territory.
(c)    Sublicense Rights. Hansoh shall have the right to grant sublicenses of the license granted in Section 2.1(a), including sublicenses to a subset of the rights given in Section 2.1(a) to a Third Party, to (i) an Affiliate of Hansoh, and (ii) Third Parties, including without limitation contract research organizations, contract manufacturers, distributors, and other Third Party subcontractors, for the sole purpose of Development, Manufacture, or Commercialization of Licensed Products in the Field in the Hansoh Territory [***]. Each Hansoh Sublicense shall be consistent with the applicable terms and conditions of this Agreement, and Hansoh shall be solely responsible for all of its sublicensees’ activities and any and all failures by its sublicensees to comply with the terms of this Agreement applicable to sublicensees. Without limiting the foregoing, each Hansoh Sublicense shall include the following additional terms and conditions:
(i)    the sublicensee shall be bound by confidentiality obligations no less stringent than those set forth in this Agreement;
(ii)    the sublicensee shall have the right to grant further sublicenses to the Keros Technology through one tier with prior notice to [***];
(iii)    Hansoh shall remain directly responsible for all of its obligations under this Agreement that have been delegated or sublicensed to any sublicensee;
(iv)    the sublicensee shall grant Hansoh all of the rights necessary for Hansoh to fulfill its obligations under this Agreement, including Section 9.1; and

(v)    Hansoh shall use Commercially Reasonable Efforts to include in each Hansoh Sublicense a provision that, if this Agreement terminates, Keros may assume, at its sole discretion, Hansoh’s rights and obligations under the Hansoh Sublicense.
2.2    Keros Partner. Keros has the right, in its sole discretion, to enter into [***] or more agreements with Third Parties and grant such Third Parties the right to Develop, Manufacture, and Commercialize Licensed Products in [***] or more countries in the Keros Territory (each such Third Party, a “Keros Partner”). In addition, Keros shall have the right (but not the obligation) to exercise any or all of its rights and to fulfill any or all of its obligations under this Agreement through [***] or more Keros Partners. Keros shall use Commercially Reasonable Efforts to require that any such Keros Partner shall cooperate fully with Hansoh to the extent that Keros has the obligation under this Agreement to cooperate with Hansoh. Hansoh shall cooperate fully with any Keros Partner to the extent that Hansoh has the obligation under this Agreement to cooperate with Keros, provided [***]. If any conflict arises, Keros, Hansoh and any Keros Partner shall use good faith efforts to resolve such matter.
2.3    Negative Covenant. Hansoh covenants that it will not, and will not permit any of its Affiliates or sublicensees to, use or practice any Keros Technology outside the scope of the licenses granted to it under Section 2.1(a).
2.4    No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel, implication, or otherwise to have granted the other Party any license or other right to any intellectual property of such Party.
2.5    Non-Compete. During the Royalty Term, neither Party shall, directly or indirectly, either by itself or with or through any of its Affiliates or any Third Party (including via any arrangement or series of arrangements with a Third Party), Commercialize any Competing Product in the Hansoh Territory. Notwithstanding Section 15.5, either Party may without such consent assign this Agreement and its rights and obligations hereunder in connection with a Change of Control, provided, however that, if either Party’s assignee has an active program for developing, manufacturing or commercializing a Competing Product (a “Competing Program”), then, within [***] after the closing of such Change of Control transaction, or such extended period as the Parties mutually agree, such assignee shall either: (a) Divest the Competing Program (including all rights to the Competing Product) to a Third Party with respect to the Hansoh Territory, (b) discontinue the Competing Program in the Hansoh Territory, or (c) suspend the Competing Program until the expiration of the non-competition obligations of this Section 2.5, provided that (i) such activities are conducted independently of the activities pursuant to this Agreement, (ii) such activities do not use, rely on, or reference any Keros Technology (in the case of Hansoh as the assignor) or Hansoh Technology (in the case of Keros as the assignor), and (iii) a firewall of reasonable safeguards is put in place between individuals with access to the items in clause (ii), on the one hand, and the individuals responsible for conducting such Competing Program, on the other hand. If such assignee fails to Divest, discontinue, or suspend the Competing Program in the Hansoh Territory within such [***] (or extended) period, then the non-assigning Party shall have the right to terminate this Agreement upon written notice to the assigning Party without any obligation to such Party (provided, that such notice of termination must be provided within [***] after expiration of such [***] (or extended) period). The foregoing shall apply to any Change of Control of either Party, regardless of whether this Agreement is assigned to any such Third Party acquiror provided such acquiror has a Competing Program as of the consummation of the Change of Control transaction. For clarity, notwithstanding anything to the contrary, the non-assigning Party retains the right under Section 12.5 to seek specific performance of the assigning Party’s obligation to Divest or discontinue the Competing Program.

2.6    Transfer of Keros Licensed Know-How. Reasonably promptly after the Effective Date, Keros shall, to the extent expressly provided for in Exhibit C, provide Hansoh with complete and accurate copies of the Keros Licensed Know-How set forth in Exhibit C. Keros shall reasonably cooperate with Hansoh in providing Hansoh with copies of such Keros Licensed Know-How in accordance with the process and schedule agreed upon through the JCC.
2.7    Third Party Payment Obligations. In the event that a Party (the “Acquiring Party”) obtains a license or other right to any material, Information, Patent, or other intellectual property of a Third Party which is necessary or reasonably useful to Develop, Manufacture, or Commercialize a Licensed Product and which would require or trigger a payment obligation to grant to the other Party a sublicense or other right to such material, Information, Patent, or other intellectual property, the Acquiring Party will promptly provide written notice to the other Party of such payment obligation. Following such notification, the Parties will negotiate in good faith commercially reasonable terms on which the non-Acquiring Party would (i) assume such payment obligation with respect thereto, and (ii) be bound by any obligations that are required to be passed on to any sublicensees with respect thereto. If the Parties are not able to reach agreement with respect to such terms, such material, Information, Patent, or other intellectual property shall not be deemed to be Controlled by the Acquiring Party for the purposes of this Agreement, and, if the Parties are able to reach agreement with respect to such terms, such material, Information, Patent, or other intellectual property shall, subject to the non-Acquiring Party complying with such payment obligations and terms, be deemed to be Controlled by the Acquiring Party for the purposes of this Agreement. For the avoidance of doubt, the Acquiring Party shall act in good faith during such negotiations [***].
ARTICLE 3
GOVERNANCE
3.1    Alliance Managers. Within [***] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development, manufacturing, and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing each Party with information on the progress and results of Hansoh’s Development, Manufacturing, and Commercialization of Licensed Products and any progress and results as to joint Development activities of the Parties. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties with respect to Licensed Products. Each Party may replace its Alliance Manager at any time upon [***] written notice to the other Party.
3.2    Joint Coordination Committee.
(a)    Formation; Purpose. Within [***] after the Effective Date, the Parties shall establish a joint coordination committee (the “Joint Coordination Committee” or “JCC”) for the overall coordination and oversight of the Parties’ activities under this Agreement. The role of the JCC shall be to:
(i)    review, discuss and coordinate the overall strategy for the Development, Manufacturing, and Commercialization of Licensed Products in the Hansoh Territory, including planning and executing of any Clinical Trials, regulatory filings and/or registration in the Territory;
(ii)    review, discuss and approve (subject to Section 3.3) the inclusion of Additional Indications within the Field for the Development and Commercialization of

Licensed Products in the Hansoh Territory, including approval of the relevant Development Plan for such Indications;
(iii)    review, discuss and approve (subject to Section 3.3) any proposed amendments or revisions to the Development Plan, including those with respect to clinical Development activities set forth in Section 4.3, and to review, discuss and approve (subject to Section 3.3) the conduct of any Development activities by Hansoh;

(iv)    review and discuss (but not approve) any Global Clinical Trial Plan and any proposed amendments or revisions thereto;

(v)    review and discuss (but not approve) any Local Clinical Trial Plan and any proposed amendments or revisions thereto;

(vi)    oversee the initial transfer of the Keros Technology and Development activities related to the Licensed Products from Keros to Hansoh in accordance with the terms of this Agreement;

(vii)    review and coordinate the Manufacture of Licensed Products and the transfer thereof by Keros to Hansoh;

(viii)    coordinate the schedule for reporting safety data related to Licensed Products in the Hansoh Territory and any other expected and unrelated serious adverse events and adverse events related to Licensed Products;

(ix)    facilitate the exchange of Data pursuant to Section 4.7;

(x)    review, coordinate, and discuss the conduct of any combination studies involving Licensed Products in the Hansoh Territory; and

(xi)    to perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.
(b)    Members. The JCC shall be comprised of [***] representatives from each Party. Each Party’s representatives to the JCC shall be an officer or employee of such Party or its Affiliate having sufficient seniority within the applicable Party to make decisions arising within the scope of the JCC’s responsibilities. Each Party may replace its representatives to the JCC at any time upon written notice to the other Party. Each Party shall appoint [***] of its representatives on the JCC to act as the co-chairperson. The role of the co-chairpersons shall be to convene and preside at the JCC meetings and to ensure the circulation of meeting agendas at least [***] in advance of JCC meetings and the preparation of meeting minutes and any pre-read materials in accordance with Section 3.2(c), but the co-chairpersons shall have no additional powers or rights beyond those held by other JCC representatives. Employees or consultants of either Party that are not representatives of the Parties on the JCC, including Alliance Managers, may attend meetings of the JCC, provided that such attendees shall not vote or otherwise participate in the decision-making process of the JCC and are subject to obligations of confidentiality substantially similar to the provisions set forth in Section 12.1.
(c)    Meetings. The JCC shall meet, in-person or by teleconference or videoconference, at least [***] each [***] for the first [***] of the Term and at least [***] times each [***] during the Term thereafter. Either Party may also call a special JCC meeting (by videoconference or teleconference) with reasonable advanced written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall promptly provide the JCC prior to the special meeting with materials reasonably adequate to enable an informed decision. All JCC meetings shall be conducted in English, and all communications under this Agreement shall be in English. The co-chairpersons shall be responsible for preparing reasonably detailed written minutes of the JCC meetings that reflect all material decisions made at such meetings. The co-chairpersons shall send draft meeting minutes to each representative of the JCC for review and approval within [***] after the JCC meeting if required by both Parties. Such minutes shall be deemed approved unless one or more JCC representatives object to the accuracy of such minutes within [***] of receipt.
3.3    Decision Making. The JCC shall strive to seek consensus in its actions and decision making process, and all decisions by the JCC shall be made by consensus, with each Party having collectively one (1) vote in all decisions. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JCC, the representatives of the Parties cannot reach an agreement as to such matter (to the extent that such matter requires the agreement of the Parties hereunder) within [***] after such matter was brought to the JCC for resolution or after such matter has been referred to the JCC, such disagreement shall be referred to the Executive Officers for resolution. If the Executive Officers cannot resolve such matter within [***] after such matter has been referred to them, then:
(a)    except as set forth in Section 3.3(b) below, the Hansoh Executive Officer shall have the final decision making authority with respect to [***]; and
(b)    the Keros Executive Officer shall have the final decision making authority with respect to [***].
Notwithstanding the foregoing, any JCC decision to approve or reject a proposed additional Indication must be unanimous. For clarity, [***].
3.4    Limitation of JCC Authority. The JCC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement.
3.5    Discontinuation of the JCC. The activities to be performed by the JCC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JCC shall continue to exist until the Parties mutually agree to disband the JCC. Thereafter, the JCC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information relevant to the JCC under this Agreement. The former decisions handled by the JCC shall be decisions of (a) Hansoh with respect to [***]; and (b) Keros with respect to [***].
ARTICLE 4
DEVELOPMENT
4.1    Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Hansoh shall be solely responsible for the Development of Licensed Products in the Field in the Hansoh Territory, at its own cost, including all non-clinical and clinical studies and collection of CMC Information (subject to Keros’ transfer of Keros Licensed Know-How pursuant to Section 2.6 and manufacturing technology pursuant to Section 7.2), as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Hansoh Territory. Hansoh shall use Commercially Reasonable

Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in each Region in the Hansoh Territory. Without limiting the generality of the foregoing, Hansoh shall conduct its Development activities under and in accordance with the Development Plan. Keros shall be solely responsible for the Development of Licensed Products in the Keros Territory.
4.2    Development Plan. Reasonably promptly after the Effective Date, the Parties (through the JCC) shall draft a mutually agreed upon initial Development Plan which shall be attached hereto as Exhibit D and is hereby incorporated by reference (the “Initial Development Plan” and together with any subsequent updates pursuant to this Section 4.2 and any Additional Indication Development Plans (defined below), the “Development Plan”), provided that Keros timely provides required information to assist Hansoh to draft the Development Plan. The Development Plan shall include among other things, [***]. From time to time during the Term, Hansoh may prepare written amendments and updates, as appropriate, to the then-current Development Plan, and shall submit such amendments and updates to the JCC.
4.3    Other Development Activities.
(a)    Back-Up Compounds. Keros shall notify Hansoh in writing if Keros identifies and chooses, at its sole discretion, to Develop a Back-Up Compound. Hansoh shall have [***] from receipt of such notice to notify Keros in writing of Hansoh’s election to include such Back-Up Compound as a Licensed Compound for Development, Manufacture, and Commercialization in the Hansoh Territory. Upon delivery of such notice by Hansoh, such Back-Up Compound shall be included as a Licensed Compound hereunder; provided, however, that if Keros chooses, at its sole discretion, to discontinue Development of the original Licensed Compound, the original Licensed Compound shall no longer be considered a Licensed Compound hereunder while discontinued by Keros and only the Back-Up Compound will be considered a Licensed Compound.
(b)    Additional Indications. If Hansoh desires to Develop a Licensed Product in the Field in the Hansoh Territory in an Indication that has not been approved by the JCC, Hansoh shall submit to the JCC for review, discussion, and approval a proposed development plan for such Licensed Product in such additional Indication. The JCC shall review and discuss in good faith any such proposal. Upon unanimous JCC approval of the proposed additional Indication and the applicable development plan for such additional Indication, (i) such Indication shall be deemed an Additional Indication hereunder, and (ii) Hansoh shall Develop such Licensed Product in such Additional Indication in accordance with such JCC-approved plan (each an “Additional Indication Development Plan”).
(c)    Global Clinical Trials.
(i)    If Keros decides, at its sole discretion, to conduct a global or multi-Regional Clinical Trial of any Licensed Product in the Field in an Initial Indication or Additional Indication (each a “Global Clinical Trial”), Keros shall notify the JCC in writing of such decision and submit to the JCC a written global clinical trial plan (and any material modifications thereto) for such Global Clinical Trial (each a “Global Clinical Trial Plan”). The JCC shall review and discuss the Global Clinical Trial Plan. Keros shall reasonably consider in good faith any comments from the JCC on each Global Clinical Trial Plan, including without limitation comments regarding conducting a portion of the Global Clinical Trial in any country or Region in the Hansoh Territory. In connection with the conduct of a Global Clinical Trial, each Party shall consider in good faith the best mutual interests of the Parties, including considering [***]. Keros shall provide the JCC with a copy of the final Global Clinical Trial Plan for each such trial.

(ii)    To the extent Keros decides, at its sole discretion, to conduct any portion of a Global Clinical Trial in the Hansoh Territory, within [***] of receipt of each final Global Clinical Trial Plan (and any material modifications thereto) for such Global Clinical Trial, Hansoh may elect to participate in such Global Clinical Trial by providing Keros written notice of such election, provided that Keros shall provide reasonably detailed study design, feasibility of operating trials, and budget for such Global Clinical Trials to enable Hansoh to make such decision. If Hansoh elects to participate in a Global Clinical Trial in accordance with this Section 4.3(c), Hansoh shall perform all Global Clinical Trial activities for the Hansoh Territory in accordance with such Global Clinical Trial Plan and the then-current Development Plan. The Parties will discuss in good faith the number of patients enrolled in the Hansoh Territory in such Global Clinical Trial, which shall meet the requirements of the Regulatory Authority for Regulatory Approval in the Hansoh Territory. The Parties shall discuss in good faith the allocation of costs for such Global Clinical Trial. If Keros modifies or terminates a Global Clinical Trial, Keros shall provide Hansoh with notice of the same, and Hansoh shall modify its performance of such trial in accordance with Keros’ modifications or terminate its performance of such trial, as applicable, in each case within a commercially reasonable time upon receipt of such notification from Keros. If Hansoh does not elect to participate in a Global Clinical Trial in accordance with this Section 4.3(c), Hansoh may independently conduct, at its cost, one or more Local Clinical Trials (defined below) of such Licensed Product in the Hansoh Territory pursuant to Section 4.3(d). For clarity, Keros shall have the right, but not obligation, (A) to conduct, at its cost, one or more Clinical Trials of any Licensed Product in any Indication in the Hansoh Territory regardless of whether Hansoh elects to participate in any such Clinical Trial and (B) to use any Data arising therefrom solely for the purpose of obtaining or maintaining Regulatory Approval of Licensed Products in the Keros Territory; provided, however, that Keros shall discuss the conduct of such Clinical Trial with Hansoh in good faith prior to conducting such Clinical Trial in the Hansoh Territory.
(d)    Local Clinical Trials. If Hansoh does not participate in a Global Clinical Trial pursuant to Section 4.3(c), Hansoh shall have the right, but not obligation, to Initiate a Clinical Trial of any Licensed Product in the Field in an Initial Indication or Additional Indication in any country or Region in the Hansoh Territory (each a “Local Clinical Trial”), and Hansoh shall notify the JCC in writing of such decision and submit to the JCC a written local clinical trial plan for such Local Clinical Trial (each a “Local Clinical Trial Plan”). The JCC shall review and discuss the Local Clinical Trial Plan. Hansoh shall reasonably consider in good faith any comments from the JCC on each Local Clinical Trial Plan and shall incorporate any comments from the JCC regarding any portion of the Local Clinical Trial Plan that [***]. Hansoh shall provide the JCC with a copy of the final Local Clinical Trial Plan for each such trial. Hansoh shall not take, or fail to take, any action in connection with a Local Clinical Trial that [***].
4.4    Cooperation. Within the first [***] following the Effective Date, Keros shall provide [***] FTE hours of technical assistance and cooperation to Hansoh as Hansoh may reasonably request ([***]), as necessary or reasonably useful for Hansoh to Develop, Manufacture and Commercialize Licensed Products in the Field in the Hansoh Territory. [***].
4.5    Development Records. [***] shall maintain complete, current, and accurate records of all activities conducted pursuant to the Development Plan by it, its Affiliates and their respective sublicensees, and all Data and other Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. [***] shall document all non-clinical studies and Clinical Trials in formal written study records in accordance with all Applicable Law, including applicable national and international guidelines such as ICH, GCP and GLP. [***] shall have the right to review and copy such records at reasonable times and to obtain access to review the original to the extent necessary or reasonably useful for regulatory or patent purposes upon reasonable notice to [***] and at a time and location mutually acceptable to [***]. Notwithstanding anything to the contrary herein, [***] shall have the right to retain the originals of all its records.
4.6    Development Reports. Hansoh shall keep Keros reasonably informed as to the progress and results of its and its Affiliates’ and their respective sublicensees’ work under the Development Plan (including prompt reporting of available clinical data). Without limiting the foregoing, at each regularly scheduled JCC meeting, Hansoh shall provide Keros with a written report or update summarizing the Development activities performed since the last JCC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. Such written report or update shall be provided in English and at a level of detail reasonably requested by Keros and sufficient to enable Keros to determine Hansoh’s compliance with its diligence obligations under Section 4.1. At such JCC meeting, the Parties shall discuss the status, progress, and results of Hansoh’s Development activities. Hansoh shall promptly respond to Keros’ reasonable questions or requests for additional information relating to such Development activities. [***].
4.7    Data Exchange.
(a)    In addition to Keros’ obligation with respect to the transfer of Keros Licensed Know-How set forth under Section 2.6 and each Party’s adverse event and safety data reporting obligations pursuant to Section 5.8, but subject to the remainder of this Section 4.7, each Party shall, at its sole cost, provide the other Party (through the JCC) with copies of all Data and access to Regulatory Materials related to all Licensed Products generated by or on behalf of and Controlled by such Party or its Affiliates or their sublicensees in the performance of Development activities of the Licensed Products (the “Product Materials”). Subject to the terms and conditions of this Agreement, (i) Keros may disclose Product Materials of Hansoh to Keros’ Affiliates and sublicensees of Keros or its Affiliates for use of such Product Materials in the Development, Manufacture, or Commercialization of Licensed Products in the Keros Territory; and (ii) Hansoh may disclose Product Materials of Keros to Hansoh’s Affiliates and sublicensees of Hansoh or its Affiliates for use of such Product Materials in the Development, Manufacture, or Commercialization of Licensed Products in the Hansoh Territory. Within [***] following the Effective Date, the Parties shall negotiate in good faith a data sharing agreement to govern the exchange of Data related to Licensed Products, including Product Materials (the “Data Sharing Agreement”) [***]. For clarity, the JCC may establish reasonable policies to effectuate such exchange of Product Materials between the Parties in accordance with the terms of the Data Sharing Agreement. For clarity, the exchange and each Party’s use of Data and access to Regulatory Materials shall be compliant with Applicable Law, including the General Data Protection Regulation 2016/67, as amended. In addition, Hansoh may select to initiate non-clinical and clinical studies pursuant to this Article 4. Due to different requirements among Regulatory Authorities in the Hansoh Territory and the Keros Territory, there is no guarantee that Data generated from a non-clinical or clinical study in the Hansoh Territory will satisfy the requirements of another Regulatory Authority in the Keros Territory. In such case, both Parties shall discuss and resolve this matter in good faith. If Keros desires to use Data generated by Hansoh in any non-clinical or clinical study for a filing for Regulatory Approval in the Keros Territory, Keros shall reasonably reimburse Hansoh for [***].
(b)    If a Regulatory Authority requires Hansoh to submit Data or other Information Controlled by Keros and related to the Licensed Compound to submit an IND for a Licensed Product in the Hansoh Territory or obtain Regulatory Approval of such IND, Keros shall transfer such Data and Information to Hansoh within [***] following the later of (i) the Effective Date or (ii) the date on which Hansoh notifies Keros in writing that such Data or Information is required.

4.8    Subcontractors. Subject to [***], Hansoh shall have the right to engage and sublicense its rights under the Keros Technology to its subcontractors to the extent necessary or reasonably useful to conduct any activities necessary or reasonably useful for Development of Licensed Products, including but not limited to non-clinical studies, clinical studies, CMC activities, and regulatory services for Licensed Products, under this Agreement, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to Hansoh all Data, Information, inventions or other intellectual property generated by such subcontractor in the course of performing such subcontracted work. Subject to [***], Hansoh may also subcontract its rights to Manufacture the Licensed Product in the Hansoh Territory, provided that such subcontractors are bound by written obligations of confidentiality consistent with this Agreement and have agreed in writing to assign to Hansoh all Data, Information, inventions, and other intellectual property generated by such subcontractor in the course of or as a result of performing such subcontracted work. Hansoh shall remain responsible for any obligations that have been delegated or subcontracted to any subcontractor, and shall be responsible for the performance of its subcontractors. Keros shall reasonably cooperate with any Hansoh subcontractor to the extent that Keros has a corresponding obligation under this Agreement to cooperate with Hansoh.
ARTICLE 5
REGULATORY MATTERS
5.1    Regulatory Responsibilities.
(a)    Subject to the terms and conditions of this Agreement, Hansoh will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Hansoh Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Hansoh Territory. Hansoh shall be responsible for filing each MAA in the Hansoh Territory for each Licensed Product in its own name. The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Hansoh Territory. Hansoh shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.
(b)    Keros shall provide reasonable assistance and cooperation to Hansoh as Hansoh may reasonably request [***] during the Term of this Agreement, with respect to the satisfaction of its obligations under Section 5.1(a), including (i) in connection with the preparation of Regulatory Materials, (ii) providing documentation [***], in each case as requested by Regulatory Authorities, and (iii) transferring to Hansoh additional Regulatory Materials in the Keros Territory as required by Regulatory Authorities in the Hansoh Territory within [***] of Hansoh’s reasonable request. In the event that Keros believes that such requests are not reasonable or are otherwise burdensome to Keros, then such matter shall be promptly submitted to the JCC for review and discussion. Without limiting the foregoing, Keros shall provide Hansoh with modules 2, 3, 4 and 5 of the CTD in a manner sufficient for filing in the U.S. as soon as reasonably practicable after completion thereof. Additionally, Keros shall provide Hansoh with information sufficient for filing modules 2, 3, 4 and 5 of the CTD in the Hansoh Territory. Hansoh shall be responsible for publishing and submitting the CTD (including modules 2, 3, 4 and 5) to the Regulatory Authority in the Hansoh Territory. In order to address questions Hansoh may receive from a Regulatory Authority in the Hansoh Territory related to modules 2, 3, 4 and 5 of the CTD, Keros will assist in the preparation of responses based on information that would be found in: various technical reports, notebooks, executed batch records, master batch records, SOPs, validation protocols and reports, vendor certificates, and Third Party study reports and other CMC related documents not otherwise included in modules 2, 3, 4 and 5 of the CTD or otherwise already provided to Hansoh. Any such transfer of CMC Information as set forth in this Section 5.1 is conditioned on Hansoh establishing appropriate firewalls or equivalent means to ensure that such CMC Information is protected from unauthorized disclosure and is used only for legal, Development, regulatory compliance and other related purposes which are necessary or reasonably useful for Manufacturing Licensed Product in Hansoh Territory and not for any other purpose. In furtherance of the foregoing, Hansoh shall ensure that any CMC Information provided by or on behalf of Keros pursuant to this Section 5.1 shall only be disclosed to those identified personnel of Hansoh (or a designated agreed Third Party) who (a) have a need to know the same to comply with the above obligations, and (b) have been fully informed of and acknowledge the highly sensitive and proprietary nature of such information and the need to maintain its secrecy and avoid inappropriate usage or disclosure, by using the firewall or equivalent means. Notwithstanding anything to the contrary herein, Keros’ obligations under this Section 5.1(b), including to provide Hansoh with modules 2, 3, 4 and 5 of the CTD and such other information or assistance specified in this Section 5.1(b), shall apply solely to the extent Keros is manufacturing and providing Hansoh with Licensed Products under the clinical Supply Agreement or commercial Supply Agreement. Keros agrees, to the extent CMC Data is required or requested by the Regulatory Authorities, including the NMPA, to generate such Data subject to Hansoh’s reimbursement of Keros’ [***].
5.2    Regulatory Information Sharing. Hansoh shall:
(a)    [***], if reasonably available to or created by Hansoh, its Affiliates, or its sublicensees or subcontractors, along with the original documents (in the electronic format in which it has been prepared by Hansoh) of draft package inserts, CTA and CTD, for Keros’ review and comment, in connection with obtaining or maintaining any MAA approval for Licensed Products in the Field in the Hansoh Territory, prior to the submission of such documents to the Regulatory Authority in the Hansoh Territory. [***]; and
(b)    keep Keros informed of any material verbal or written communication or question relating to Licensed Products received by Hansoh from the Regulatory Authority in the Hansoh Territory. Except as required by Applicable Law, Hansoh, its Affiliates and sublicensees shall not submit any Regulatory Materials to, or communicate with, any Regulatory Authority in the Keros Territory regarding any Licensed Products. If such submission or communication is required by Applicable Law, Hansoh shall immediately notify Keros in writing of such requirement and the content of such submission or communication to allow reasonable time for Keros to provide comment, if possible.
5.3    Meetings with Regulatory Authorities. Hansoh shall lead all interactions with Regulatory Authorities in the Hansoh Territory with respect to Licensed Products. Hansoh shall keep Keros reasonably informed of any material regulatory developments related to Licensed Products in the Field in the Hansoh Territory. At each regularly scheduled JCC meeting, Hansoh shall provide Keros with a list and schedule of any in-person meeting or teleconference with the applicable Regulatory Authorities (or related advisory committees) in the Hansoh Territory planned for the next Calendar Quarter that relates to any Licensed Product in the Field. In addition, Hansoh shall notify Keros as soon as reasonably possible (but in no event later than [***] if possible) after Hansoh becomes aware of any additional such meetings or teleconferences that become scheduled for such Calendar Quarter. To the extent permitted by Applicable Law and by the Regulatory Authorities (as reasonably determined by Hansoh), Keros shall have the right to participate (whether directly or through a representative) in all such meetings and teleconferences. If such participation would result in the disclosure to Keros of Hansoh’s Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.

5.4    Regulatory Costs. Unless otherwise provided in this Agreement, [***] for Licensed Products in the Field in the Hansoh Territory.
5.5    Right of Reference to Regulatory Materials. Each Party hereby grants to the other Party the right of reference to all Regulatory Materials pertaining to Licensed Products submitted by or on behalf of such Party, subject to the limitations set forth in Section 4.7 that there is no guarantee that Data generated from a non-clinical or clinical study in the Hansoh Territory will satisfy the requirements of another Regulatory Authority in the Keros Territory. If Hansoh elects to participate in a Global Clinical Trial, the Parties shall ensure that any Data generated in the Hansoh Territory shall satisfy the requirements of the Regulatory Authority in the Hansoh Territory for the right of reference. The receiving Party may use such right of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of Licensed Products in its respective Territory. Each Party shall support the other Party, as reasonably requested by such other Party [***], in obtaining Regulatory Approvals in such other Party’s Territory, including providing necessary documents or other materials required by Applicable Law to obtain Regulatory Approval in such Territory, all in accordance with the terms and conditions of this Agreement. [***].
5.6    No Harmful Actions. If either Party believes that the other Party is taking or intends to take any action with respect to any Licensed Product that could reasonably be expected to pose [***], as applicable, the Party may bring the matter to the attention of the JCC and the Parties shall discuss in good faith to promptly resolve such concern.
5.7    Notification of Threatened Action. Each Party shall immediately notify the other Party (including by providing notice to the other Party’s Alliance Manager) of any information it receives regarding any threatened or pending action, inspection, or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization, or regulatory status of any Licensed Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.8    Adverse Event Reporting and Safety Data Exchange. No later than [***] before the commencement of a Clinical Trial of any Licensed Product by Hansoh in the Hansoh Territory, the Parties shall define and finalize the actions that the Parties shall employ with respect to such Licensed Product to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”) for the Development of the Licensed Product. Further, no later than [***] before the anticipated launch date of any Licensed Product in the Hansoh Territory, the Parties shall enter into a separate Pharmacovigilance Agreement for the Commercialization of such Licensed Product. These responsibilities shall include the applicable terms of this Section 5.8 and other mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill all regulatory reporting obligations under Applicable Law. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail. The Pharmacovigilance Agreement shall require each Party to report any serious related and unexpected adverse event to the other Party or its designee within [***] of becoming aware of such event and shall provide for an adverse event database for the Licensed Products in the Hansoh Territory to be maintained [***], and a global safety database for the Licensed Products, [***]. As between the Parties, Hansoh shall be responsible for preparing all adverse event reports and responses to safety issues and requests of Regulatory Authorities relating to Licensed Products in the Hansoh Territory, and Keros shall be responsible for filing such reports and responses with Regulatory Authorities in the Keros Territory. As between the Parties, Hansoh shall also be responsible for reporting any quality complaints, adverse events and safety data related to Licensed Products to Keros for inclusion in the global safety database. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.
5.9    Remedial Actions. Each Party will notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product may be subject to any recall, corrective action or other regulatory action taken by virtue of Applicable Law (a “Remedial Action”). The Parties will assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Hansoh shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the packaging, labeling, distribution, sale, and use (to the extent possible) of the Licensed Product in the Hansoh Territory. Hansoh shall have sole discretion with respect to any matters relating to any Remedial Action in the Hansoh Territory, including the decision to commence such Remedial Action and the control over such Remedial Action in the Hansoh Territory [***]; provided, however, if Keros determines in good faith that any Remedial Action with respect to any Licensed Product in the Hansoh Territory should be commenced or is required by Applicable Law or Regulatory Authority, (a) Keros shall discuss such Remedial Action with Hansoh and (b) Hansoh shall carry out such Remedial Action upon Keros’ request. Notwithstanding anything to the contrary in clause (b) above, if Hansoh in good faith disagrees that such Remedial Action should be commenced or is required by Applicable Law or Regulatory Authority, such Remedial Action shall be conducted at Keros’ cost [***], with such assistance in connection with a Remedial Action as may be reasonably requested by such other Party.
ARTICLE 6
COMMERCIALIZATION
6.1    Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Hansoh has the sole right and responsibility for all aspects of the Commercialization of Licensed Products in the Field in the Hansoh Territory, including: [***]. Hansoh shall use Commercially Reasonable Efforts to Commercialize Licensed Products in the Hansoh Territory. Without limiting the generality of the foregoing, Hansoh shall use Commercially Reasonable Efforts to conduct its Commercialization activities under and in accordance with the Commercialization Plan.
6.2    Commercialization Plan.
(a)    General. Hansoh shall Commercialize Licensed Products in the Field in the Hansoh Territory pursuant to a commercialization plan (the “Commercialization Plan”). The Commercialization Plan shall include [***] Commercialization activities for Licensed Products in the Hansoh Territory.
(b)    Initial Plan and Amendments. Within a reasonable time (but no later than [***]) prior to the anticipated Regulatory Approval of each Licensed Product in the Hansoh Territory, Hansoh shall prepare and present to the JCC the initial Commercialization Plan for review and discussion by the JCC. From time to time (but at least on an annual basis) during the Term, Hansoh shall prepare updates and amendments, as appropriate, to the then-current Commercialization Plan, and shall submit all updates and amendments to the Commercialization Plan to the JCC for review and discussion. Subject to Section 3.3(b), the Commercialization Plan, and any updates and amendments thereto, shall not require the approval of the JCC or

Keros, provided that Hansoh considers in good faith any comments by the JCC or Keros concerning consistent global marketing of Licensed Products.
6.3    No Diversion. Each Party hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and sublicensees will not, directly or indirectly, promote, market, distribute, import, sell or have sold the Licensed Products, including via internet or mail order, in the other Party’s Territory. With respect to any country or Region in the other Party’s Territory, a Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Licensed Products in such countries, (b) knowingly engage in any advertising or promotional activities relating to Licensed Products that are directed primarily to customers or other purchaser or users of Licensed Products located in such countries or Regions, (c) actively solicit orders for Licensed Products from any prospective purchaser located in such countries or Regions, or (d) knowingly sell or distribute Licensed Products to any person in such Party’s Territory who intends to sell or has in the past sold Licensed Products in such countries or Regions. If either Party receives any order for any Licensed Product from a prospective purchaser reasonably believed to be located in a country or Region in the other Party’s Territory, the receiving Party shall immediately refer that order to the other Party and such Party shall not accept any such orders. Each Party shall not deliver or tender (or cause to be delivered or tendered) Licensed Products into a country or Region in the other Party’s Territory. Each Party shall not, and shall ensure that its Affiliates and their respective sublicensees will not, knowingly restrict or impede in any manner the other Party’s exercise of its retained exclusive rights in the other Party’s Territory.
6.4    Field Restrictions. Hansoh hereby covenants that it shall not, nor shall it permit any Affiliate or sublicensee to, directly or indirectly, market, promote, detail, sell or offer for sale Licensed Products in the Hansoh Territory for any use outside the Field. Keros acknowledges and understands that Hansoh cannot control the ultimate use of Licensed Products it sells and that the purpose of the foregoing covenant is to prevent Hansoh and its Affiliates and sublicensees from facilitating or encouraging uses outside the Field.
ARTICLE 7
MANUFACTURE AND SUPPLY
7.1    Keros Manufacture and Supply. Hansoh shall purchase from Keros, and Keros shall use Commercially Reasonable Efforts to supply to Hansoh, all of its requirements for Licensed Products at Keros’ Fully Burdened Manufacturing Cost, plus a premium of [***]), for Hansoh to conduct any Clinical Trial for obtaining any Regulatory Approval and for commercial purposes, in each case in the Field in the Hansoh Territory, provided that (a) Hansoh provides Keros with a forecast of its requirements for Licensed Products at least (i) [***] in advance for preclinical and Phase 1 clinical materials, (ii) at least [***] in advance for all other clinical materials not covered under Section 7.1(a)(i), and (iii) at least [***] in advance for commercial supply, and (b) submits a purchase order for such Licensed Products upon [***] written notice to Keros. The Parties shall negotiate in good faith a clinical supply agreement to be executed within [***] after the Effective Date. Additionally, the Parties shall negotiate in good faith a commercial supply agreement to be executed within [***] prior to the anticipated First Commercial Sale of a Licensed Product by Hansoh in the Hansoh Territory (each of the clinical supply agreement and the commercial supply agreement, a “Supply Agreement”). [***].
7.2    Manufacturing Technology Transfer. Within [***] following the Effective Date, Hansoh shall request to initiate the manufacturing technology transfer in accordance with this Section 7.2, and the Parties shall enter into a manufacturing technology transfer agreement (“Manufacturing Technology Transfer Agreement”) within [***] following the Effective Date to govern the transfer to Hansoh of all documents and information, and shall use Commercially Reasonable Efforts to complete the manufacturing technology transfer within

[***] following the Effective Date (except as extended by mutual written agreement of the Parties), and provide technical assistance, Information, and support [***] for Hansoh to Manufacture or have Manufactured by a Third Party contractor engaged by Hansoh, Licensed Product to the extent it is to be actually used in the Manufacture of Licensed Products in the Hansoh Territory. Hansoh shall pay Keros’[***] providing such information or assistance pursuant to this Section 7.2, except as otherwise set forth in the Manufacturing Technology Transfer Agreement.
7.3    Distribution. Hansoh will be solely responsible for the distribution of Licensed Products in the Field in the Hansoh Territory.
7.4    Brand Security and Anti-Counterfeiting. The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.
ARTICLE 8
COMPENSATION
8.1    Initial Payment. Within [***] after receipt by Hansoh of Keros’ invoice in respect thereof, which invoice may be delivered by Keros on or following the Effective Date, Hansoh shall pay to Keros a one-time, non-refundable, non-creditable payment of twenty million U.S. Dollars (US$20,000,000).
8.2    Development Milestone Payments.
(a)    Development Milestone Events. Hansoh shall pay to Keros the one-time, non-refundable, non-creditable payments set forth in the table below upon the first achievement by a Licensed Product of the applicable milestone event in the Hansoh Territory, whether by or on behalf of Hansoh, its Affiliate, or their respective sublicensees.

Milestone Event	Milestone Payment
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
5. [***]	[***]
6. [***]	[***]
7. [***]	[***]
8. [***]	[***]
9. [***]	[***]

If a milestone event is achieved and the prior milestone payment with respect to any previous milestone event in the same Indication has not been paid, then Hansoh shall pay Keros the applicable unpaid previous milestone payment(s) pursuant to Section 8.2(b). For clarity, if a milestone event is achieved with respect to any Licensed Product and Hansoh has paid Keros the corresponding milestone payment pursuant to Section 8.2(b), then Hansoh shall have no obligation to make a further milestone payment if such milestone event is achieved again with respect to another Licensed Product (e.g., a Licensed Product containing a different Licensed Compound than the initial Licensed Product which first achieved such milestone event).
(b)    Notice and Payment. Hansoh shall notify Keros in writing within [***] after the first achievement of each milestone event set forth above by Hansoh, its Affiliate, or their respective sublicensees. Keros will invoice Hansoh following receipt of such written notice and Hansoh shall pay to Keros the corresponding milestone payment within [***] after receipt of such invoice.
8.3    Commercial Milestone Payments.
(a)    Commercial Milestone Events. Hansoh shall pay to Keros the additional one-time, non-refundable, non-creditable payments set forth in the table below for the licenses herein upon the first achievement of each milestone event described below.

Commercial Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Notice and Payment. Within [***] after Hansoh expects to achieve any commercial milestone event(s) of Section 8.3(a), Hansoh will provide notice to Keros and Keros will invoice Hansoh for the corresponding milestone payment(s) based on Hansoh’s estimates set forth in its notice. Hansoh shall pay Keros the corresponding milestone payment(s) within [***] after receipt of such invoice. As part of the royalty report in Section 8.5, Hansoh shall provide written notice to Keros if the aggregated annual Net Sales of all Licensed Products in the Hansoh Territory first reach any threshold value set forth in Section 8.3(a) above during the time period to which such royalty report pertains. The Parties shall work in good faith to reconcile (if necessary) the amounts paid by Hansoh to Keros pursuant to the invoice with the amounts set forth in the semi-annual final royalty report. Should any issues with accounting or revenue recognition arise, the Parties shall work together in good faith to adjust this notice and payment procedure. For clarity, the milestone payments in this Section 8.3 shall be additive such that if multiple milestone events specified above are achieved in the same calendar month, then the milestone payments for all such milestone events shall be payable within [***] after receipt of such invoice. For clarity, each of the above milestone payments shall be payable only once regardless of the number of times such milestone event is achieved.

8.4    Royalties on Net Sales.
(a)    Royalty Rate. Subject to the terms and conditions of this Section 8.4, during the Royalty Term, Hansoh shall pay to Keros non-creditable, non-refundable royalties on annual Net Sales in the Hansoh Territory for the licenses herein during such Calendar Quarter, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales in the Hansoh Territory, as follows:

Net Sales of Licensed Product	Royalty Rate
For that portion of Net Sales of Licensed Products in each calendar year less than [***]	[***]%
For that portion of Net Sales of Licensed Products in each calendar year greater than or equal to [***] but less than [***]	[***]%
For that portion of Net Sales of Licensed Products in each calendar year greater than or equal to [***] but less than [***]	[***]%
For that portion of Net Sales of Licensed Products in each calendar year greater than or equal to [***] but less than [***]	[***]%
For that portion of Net Sales of Licensed Products in each calendar year greater than or equal to [***] but less than [***]	[***]%
For that portion of Net Sales of Licensed Products in each calendar year greater than or equal to [***]	[***]%

(b)    Royalty Term. Royalties payable under Section 8.4(a) shall be paid by Hansoh (on a Licensed Product-by-Licensed Product and Region-by-Region basis) beginning on the date of the First Commercial Sale of each such Licensed Product in such Region in the Hansoh Territory and continuing until the latest of: (i) ten (10) years from the date of First Commercial Sale of such Licensed Product in such Region, (ii) expiration of the last Valid Claim of a Keros Licensed Patent or Joint Patent (1) Covering the composition of matter of such Licensed Product and (2) that is (A) a pending Patent application that would Cover a Generic Product in such Region or (B) an issued or granted Patent, or (iii) expiration of Regulatory Exclusivity in such Region (the “Royalty Term”).
(c)    Royalty Reduction.
(i)    Royalty Reduction for Third Party Licenses. If Hansoh reasonably determines in good faith that it is required to obtain a license under any Patent in a Region in the Hansoh Territory controlled by a Third Party in order to Develop, Manufacture and have Manufactured (solely to the extent set forth in Section 7.2), distribute, market, promote, sell, offer for sale, import, or otherwise Commercialize Licensed Products in the Field in the Hansoh Territory, then Hansoh may deduct from the royalty payment that would otherwise have been due under Section 8.4(a) with respect to Net Sales of such Licensed Product in such Region in any Calendar Quarter an amount equal to [***] of the royalties paid by Hansoh to such Third Party pursuant to such license on account of the sale of such Licensed Product in such Region during such Calendar Quarter.
(ii)    Generic Entry. If at any time during the Royalty Term, there is a Generic Product sold in any Region in the Hansoh Territory in which the corresponding Licensed Product is then being sold by Hansoh, its Affiliate, or their sublicensee and such Generic Product reduces Hansoh’s market share by at least [***] in such Region for such Licensed Product, then, on a Calendar Quarterly basis, Hansoh may reduce the royalty payment that would otherwise have been due under Section 8.4(a) with respect to Net Sales of such Licensed Product in such Region in a such Calendar Quarter by [***] pursuant to this Section 8.4(c)(ii).
(d)    Royalty Floor. Notwithstanding Section 8.4(c), in no event shall any reduction permitted in Section 8.4(c) (individually or in the aggregate) reduce the royalty rate payable to Keros hereunder by more than [***] of the royalty rate that would have applied prior to any reduction, in each case, for a given Licensed Product in a given Region during each Calendar Quarter.
8.5    Royalty Payments; Reports. Royalties under Section 8.4 shall be calculated and reported for each Calendar Quarter during the Royalty Term, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs. Within [***] after the end of each Calendar Quarter, commencing with the Calendar Quarter in which the First Commercial Sale of a Licensed Product occurs, Hansoh shall provide Keros with a preliminary report of Net Sales of Licensed Products by Hansoh, its Affiliates and their respective sublicensees that contains the following information for the applicable Calendar Quarter: (a) the aggregate amount of gross sales and Net Sales of Licensed Products in the Hansoh Territory on a Licensed Product-by-Licensed Product and Region-by-Region basis during the applicable Calendar Quarter, (b) an itemized calculation showing the deductions from gross sales (by each major category as set forth in the definition of Net Sales herein) to determine Net Sales, (c) a calculation of the amount of royalties due to Keros in U.S. Dollars, including the application of any exchange rate used in such calculation in accordance with Section 8.7, and (d) whether any commercial milestone event has been achieved.  Upon receipt of the applicable quarterly preliminary royalty report, Keros will invoice Hansoh based on such preliminary royalty report and Hansoh shall pay to Keros in U.S. Dollars the royalties owed with respect to Net Sales for such Calendar Quarter based on such preliminary report within [***] after receipt of such invoice.  Hansoh shall provide a semi-annual final royalty report within [***] after the second Calendar Quarter and [***] after the fourth Calendar Quarter of each calendar year instead of the foregoing preliminary report. Such final royalty report will reconcile (if necessary) the amounts paid by Hansoh to Keros pursuant to the invoice in the prior Calendar Quarter with the royalty amounts set forth in the semi-annual final royalty report for the two Calendar Quarters covered by such final report. Upon receipt of the applicable semi-annual final royalty report, Keros will invoice Hansoh based on such final report and Hansoh shall pay to Keros in U.S. Dollars the royalties owned with respect to Net Sales based on the semi-annual final royalty report within [***] after receipt of such invoice.
8.6    Product Supply Payments. Hansoh shall pay Keros for Licensed Products supplied by Keros as set forth in Section 7.1 or in the applicable Supply Agreement.
8.7    Payment Method; Foreign Exchange. All payments owed by Hansoh under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Keros. For clarity, all payments by Hansoh to Keros under this

Agreement shall be in U.S. Dollars. The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of any amounts payable in U.S. Dollars by Hansoh to Keros under this Agreement shall be determined and calculated [***].
8.8    Interest on Late Payments. If Keros does not receive payment of any sum due to it on or before the due date, interest shall thereafter accrue on the sum due to Keros until the date of payment at the per annum rate of [***] over the then-current prime rate reported in The Wall Street Journal or the maximum rate allowable by Applicable Law, whichever is lower, with such interest compounded quarterly.
8.9    Records; Audits.
(a)    Hansoh shall, and shall cause its Affiliates and their respective sublicensees, to maintain complete and accurate records in accordance with Accounting Standards and in sufficient detail to permit Keros to confirm the accuracy of the calculation of royalty payments and the achievement of the milestone events. All payments and other amounts under this Agreement shall be accounted for in accordance with Accounting Standards. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the calendar year to which they pertain, and not more often than [***] each calendar year, by an independent certified public accountant selected by Keros and reasonably acceptable to Hansoh, for the sole purpose of verifying the accuracy of the financial reports furnished by Hansoh pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose Hansoh’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Hansoh or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, [***] from the original due date. Keros shall bear the full cost of such audit unless such audit discloses an underpayment by Hansoh of more than [***] of the amount due for the audited period, in which case Hansoh shall bear the full cost of such audit.
(b)    Keros shall, and shall require its Affiliates and its and their respective employees, agents and contractors, maintain complete and accurate records with respect to Keros’ pharmacovigilance-related obligations set forth in Section 5.8. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of [***] from the end of the calendar year to which they pertain, and not more often than [***] each calendar year, by Hansoh or its designee that is reasonably acceptable to Keros, for the sole purpose of ensuring compliance with NMPA and other Regulatory Authority regulations. Any such records shall be deemed Confidential Information of Keros.
8.10    Taxes.
(a)    Taxes on Income. Subject to the provisions of this Section 8.10, each Party shall be solely responsible for the payment of all taxes imposed on its net income by Applicable Law.
(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax Withholding or similar obligations in respect of payments made by Hansoh to Keros under this Agreement (including pursuant to Sections 8.1, 8.2, 8.3, 8.4 and 8.6). To the extent Hansoh is required to deduct and withhold taxes (including without limitation Enterprise Income Tax) from any amount payable to Keros, Hansoh shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner, deduct the amounts of taxes paid from the amount due to Keros, and promptly transmit to Keros a tax payment receipt, along with an English translation of such receipt, at Hansoh’s cost, or other evidence of such withholding. Any such taxes paid to the proper Governmental Authority shall be treated for all purposes of this Agreement as having been paid to Keros and will be an expense of and borne by Keros. Hansoh shall use Commercially Reasonable Efforts to inform Keros of any forms, certificates or other items that would reduce or eliminate any withholding, and provide Keros a reasonable opportunity to provide such forms, certificate or other items. Keros shall promptly provide to Hansoh any tax forms and such other documents that may be reasonably necessary in order for Hansoh not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Law, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT. Notwithstanding anything to the contrary in this Agreement, if Hansoh is required under Applicable Law to deduct and withhold taxes from payments made to Keros, and if the withholding or deduction of taxes required by Applicable Law with respect to such payment under this Agreement arises or is increased solely as a result of Hansoh assigning or transferring some or all of its rights or obligations to any other Person pursuant to Section 15.5 or change of Hansoh’s tax residency (each a “Withholding Tax Action”), and it is not possible for such withholding to be reduced or eliminated through the cooperation of the Parties prior to the making a payment, then any amount payable under this Agreement shall be increased to take into account such withholding taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), Keros receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred; provided that if Keros claims or receives any credit, refund or repayment in respect of any tax withheld, it shall as soon as practicable make a payment to Hansoh such amount as shall leave Keros in the same position it would have been in had there been no such deduction or withholding.
(c)    VAT. [***].
ARTICLE 9
INTELLECTUAL PROPERTY MATTERS
9.1    Ownership.
(a)    Background IP. Each Party shall own and retain all right, title, and interest in and to all Background Intellectual Property Controlled by such Party. For clarity, Keros’ Background Intellectual Property excludes Keros Inventions, and Joint Inventions, and Hansoh’s Background Intellectual Property excludes Hansoh Inventions and Joint Inventions.
(b)    Inventions. Inventorship of any Inventions will be determined in accordance with U.S. patent laws.
(i)    Keros Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Keros, its Affiliates and their respective sublicensees, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the Development, Manufacture, or Commercialization of any Licensed Product (“Keros Inventions”) shall be solely and exclusively owned by Keros. Keros shall promptly disclose to Hansoh in writing all Keros Inventions [***] for Hansoh to Develop, Manufacture, or Commercialize Licensed Products. For the avoidance of doubt, all Keros Inventions shall be Keros Licensed Know-How or Keros Patents, as applicable.
(ii)    Hansoh Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Hansoh, its Affiliates and their respective sublicensees, including their employees, agents and contractors pursuant to activities conducted under this Agreement or in connection with the Development,

Manufacture, or Commercialization of any Licensed Product (“Hansoh Inventions”) shall be solely and exclusively owned by Hansoh. Hansoh shall promptly disclose all Hansoh Inventions to Keros in writing. Hansoh hereby grants Keros a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable (subject to Section 13.7(a)) license, with the right to grant sublicenses through multiple tiers, under all Hansoh Technology and Background Intellectual Property of Hansoh [***] for the Development, Manufacture and Commercialization of Licensed Products in the Keros Territory, such license to Background Intellectual Property of Hansoh being limited solely to Develop, Manufacture, and Commercialize Licensed Products in the Keros Territory in an Indication or Additional Indication pursued by Hansoh in the Hansoh Territory. If the grant of the license from Hansoh to Keros under this Section 9.1(b)(ii) requires or triggers a payment obligation to a Third Party, Keros may assume any such payment obligation subject to the terms and conditions of Section 2.7.

(iii)    Joint Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Hansoh and Keros, their Affiliates and respective sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties. For clarity, each Party shall have an undivided, one-half interest in and to each Joint Invention and the right to use and otherwise exploit any such Joint Invention without accounting to the other Party. Each Party shall promptly disclose Joint Inventions developed by its Representatives to the other Party.
(c)    Hansoh’s Affiliates, Sublicensees and Subcontractors. Hansoh shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Hansoh all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, to the extent necessary for Hansoh to comply with its obligations under this Article 9.
9.2    Patent Prosecution.
(a)    Definition. For the purpose of this Article 9, “prosecution” (and all correlative forms of “prosecution”) of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.
(b)    Keros Licensed Patents; Joint Patents. As between the Parties, [***].
(c)    Hansoh Patents. As between the Parties, [***].
(d)    Step-In Rights. If either Party elects, at its sole discretion, to cease preparation, filing, prosecution or maintenance of any Patent that such Party is responsible for preparing, filing, prosecuting or maintaining pursuant to this Section 9.2 in a country or Region in such Party’s Territory, such Party shall use Commercially Reasonable Efforts to notify the other Party at least [***] in advance of any relevant filing or payment deadline, and the other Party shall have the right, but not the obligation, at its sole discretion and cost, to continue preparation, filing, prosecution or maintenance of such Patent and in such country or Region (“Step-In Rights”). If such other Party exercises any such Step-In Right, (i) the responsible Party shall transfer the applicable patent files to the other Party or its designee and execute such documents and perform such acts, at such other Party’s expense, as may be reasonably necessary to allow such other Party to initiate or continue such preparation, filing, prosecution or maintenance at its expense; and (ii) such other Party shall provide the responsible Party reasonable opportunity to review and comment on such preparation, filing, prosecution, and maintenance efforts, including, (A) providing the responsible Party with copies of all proposed material communications from and to any applicable patent authority in the Hansoh Territory with respect thereto; (B) providing the responsible Party, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (C) reasonably considering and reasonably implementing in good faith comments thereto provided by the responsible Party in connection with the filing and prosecution thereof. If Hansoh exercises any such Step-In Right with respect to any Keros Licensed Patents in the Hansoh Territory at [***], provided, however, that [***].
(e)    Cooperation. Each Party shall provide the other Party, at the other Parties’ expense, with all reasonable assistance and cooperation in the patent filing and prosecution efforts set forth in this Section 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
9.3    Patent Term Extensions in the Hansoh Territory. The JCC will discuss and recommend for which, if any, of the Patents within the Hansoh Patents (to the extent such Patent Covers a Licensed Product), Keros Licensed Patents, or Joint Patents in the Hansoh Territory the Parties should seek patent term extensions. [***], and [***], shall have the final decision-making authority with respect to applying for any such patent term extension in the Hansoh Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if only one such Patent can obtain a patent term extension, then the Parties will consult in good faith to determine which such Patent(s) should be the subject of efforts to obtain a patent term extension. The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, including making available all required regulatory Data and Information and executing any required authorizations to apply for such patent term extension. All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 9.3 shall be borne by such Party filing the patent term extension.
9.4    Patent Enforcement.
(a)    Notification; Information Sharing. If either Party becomes aware of any existing or threatened infringement of any Hansoh Patent (to the extent it Covers a Licensed Product), Keros Licensed Patent, or Joint Patent (“Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement. Each Party shall share with the other Party all Information available to it regarding such alleged Infringement, pursuant to a mutually agreeable “common interest agreement” executed by the Parties under which the Parties agree to their shared, mutual interest in the outcome of any suit to enforce the Keros Licensed Patents, Hansoh Patent and Joint Patent against such Infringement.
(b)    Enforcement Rights. [***].
(c)    Back-Up Enforcement Rights.
(i)    If the Party entitled to bring an Infringement suit or other action pursuant to Section 9.4(b) elects to commence a suit or take such other action to enforce such Patent against such Infringement (upon such election, the “Enforcing Party” and any such suit or action, an “Enforcement Action”) and requests in writing that the non-Enforcing Party join in such Enforcement Action, then the non-Enforcing Party shall have the right to elect to voluntarily join such Enforcement Action upon written notice to the Enforcing Party (provided that, (A) Hansoh shall not have the right to voluntarily join an Enforcement Action of any Keros Licensed Patent in the Keros Territory or any Keros Patent to the extent it is not a Keros

Licensed Patent and (B) Keros shall not have the right to voluntarily join an Enforcement Action of the Hansoh Patents in the Hansoh Territory or any Hansoh Patent worldwide to the extent it does not Cover a Licensed Product). If the non-Enforcing Party is required by Applicable Law to join the Enforcement Action as a party plaintiff, the Enforcing Party shall be required to give the non-Enforcing Party the option to first elect to voluntarily join such Enforcement Action; provided that if the non-Enforcing Party declines to voluntarily join, it shall still be required to join as a party plaintiff.
(ii)    If the Party entitled to bring an Enforcement Action pursuant to Section 9.4(b) notifies the other Party that it does not intend to commence any such action or fails to take any such action after a period of [***], then, to the extent that such Infringement results from a Third Party’s use or sale of a product that competes with a Licensed Product in the Field and in the other Party’s respective Territory, such other Party shall have the right, but not the obligation, to commence such a suit or take such action [***]; provided that, (A) in no event shall either Party take any action that is likely to materially or adversely impact the scope or enforceability of the other Party’s Patents or the Joint Patents; (B) Hansoh shall not have the right to commence such a suit or take such action regarding Infringement of any Keros Licensed Patent in the Keros Territory or any other Keros Patent; and (C) Keros shall not have the right to commence such a suit or take such action regarding Infringement of (1) any Hansoh Patent in the Hansoh Territory, (2) any Hansoh Patent worldwide to the extent it does not Cover a Licensed Product, (3) any Hansoh Patent in the Keros Territory without the prior written consent of Hansoh [***]. For clarity, each Party that exercises its back-up enforcement rights pursuant to this Section 9.4(c)(ii) shall be deemed the “Enforcing Party” for the applicable Patents upon such exercise.
(d)    Collaboration. Each non-Enforcing Party shall provide the Enforcing Party with reasonable assistance in such Enforcement Action, at such Enforcing Party’s request and expense (unless a Party voluntarily elects to join an Enforcement Action by the other Party, in which case the cost and expense for such Enforcement Action will be [***], including joining such action as a party plaintiff if required by Applicable Law to pursue such action. The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider in good faith the other Party’s comments on any such efforts. The non-Enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Enforcing Party.
(e)    Expenses and Recoveries. The Enforcing Party shall be [***]. The Parties shall [***] when the non-Enforcing Party voluntarily elects to join the Enforcement Action by the Enforcing Party. If the Enforcing Party recovers monetary damages in an Enforcement Action, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such Enforcement Action, and any remaining amounts shall be shared by the Parties as follows:
(i)    [***]
(ii)    [***].
[***].
9.5    Third Party Infringement Claims. If the Development, Manufacture, or Commercialization of any Licensed Product in the Field in the Hansoh Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Keros or Hansoh (or their respective Affiliates, licensees or sublicensees) (collectively, “Third Party Infringement Actions”), such Party shall promptly notify the other Party hereto in writing.

Hansoh shall have the right, but not the obligation, to direct and control the defense of such Third Party Infringement Action, at its own expense with counsel of its choice; provided, however, that Keros may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, Hansoh agrees to keep Keros reasonably informed of all material developments in connection with any such Third Party Infringement Action for which Hansoh exercises its right to direct and control the defense. Hansoh agrees not to settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of Keros, without the prior written consent of Keros, which shall not be unreasonably withheld or delayed. If Hansoh does not exercise its right to direct and control the defense of a Third Party Infringement Action that is brought against Hansoh, then Keros shall have such right at its own expense and to use counsel of its choice, and it shall agree to keep Hansoh reasonably informed of all material developments in connection with such Third Party Infringement Action, and it shall not settle such Third Party Infringement Action, or make any admissions or assert any position in such Third Party Infringement Action, in a manner that would materially adversely affect the rights or interests of Hansoh, without the prior written consent of Hansoh, which shall not be unreasonably withheld or delayed. With respect to any Third Party Infringement Action in the Hansoh Territory, the Party controlling the response to the Third Party Infringement Action shall [***]. In the event of any recovery in connection with a Third Party Infringement Action, the Parties shall allocate any such recovery in accordance with Section 9.4(e)(i)-(ii), where, solely for the purposes of recovery allocation under this Section 9.5, the controlling Party under this Section 9.5 shall be deemed an “Enforcing Party” and the applicable Third Party Infringement Action resulting in such recovery shall be deemed an “Enforcement Action” as described in Section 9.4(e)(i)-(ii).
9.6    Trademarks.
(a)    Except as set forth in Section 9.6(d), Keros shall own and retain all right, title, and interest in and to all trademarks associated with any Licensed Product (each a “Licensed Mark”) worldwide and shall register and maintain all Licensed Marks worldwide, at Keros’ cost and expense, and all goodwill in any such Licensed Mark shall accrue to Keros. Keros hereby grants Hansoh a right to use all Licensed Marks to Develop, Commercialize, and Manufacture Licensed Products in the Field in the Hansoh Territory. Except as set forth in Section 9.6(d), Hansoh shall, and shall ensure that its Affiliates and its and their respective sublicensees, use the Licensed Marks solely in connection with the Development, Commercialization, and Manufacture of Licensed Products in the Field in the Hansoh Territory.
(b)    During the Term, Hansoh may request in writing a transfer of ownership of any Licensed Mark in the Hansoh Territory from Keros to Hansoh. Keros shall review such request in good faith, and within [***] of receipt of Hansoh’s request to transfer ownership of such Licensed Mark, [***]. Hansoh shall pay the invoiced amount to Keros within [***] of receipt of such invoice. Upon full payment of the invoiced amount pursuant to this Section 9.6(b), Keros hereby transfers and assigns all its right, title, and interest in and to such Licensed Mark in the Hansoh Territory to Hansoh.
(c)    Notwithstanding anything to the contrary, to the extent required by Applicable Law, (i) Hansoh may, in its sole discretion, determine to include Keros’ name and corporate logo on the Licensed Product label, packaging, promotional/marketing materials to indicate that the Licensed Product is in-licensed from Keros, and, in such case, shall display Keros’ name and corporate logo with equal prominence and comparable size, resolution, print quality, and location, as instructed by Keros from time to time, as Hansoh’s name and corporate logo is displayed, and (ii) Keros hereby grants to Hansoh a non-exclusive, fully paid-up, royalty free, sublicensable license to use Keros’ name and corporate logo for the Commercialization of the Licensed Product in the Hansoh Territory to the extent consistent with this Section 9.6(c).

(d)    The Parties acknowledge that the linguistic or cultural particularities, Applicable Laws of the Territory, market research, Keros’ global branding strategy and other relevant information may be considered with respect to use of any trademark, logo, or trade name for a Licensed Product in the Hansoh Territory. Hansoh shall have the right to use another trademark, logo or trade name (e.g. a Chinese name for the Licensed Product in the Hansoh Territory) in addition to or in lieu of a Licensed Mark, which Hansoh in good faith determines appropriate for the Licensed Product in the Hansoh Territory, which may vary by Region or within a Region (each a “Hansoh Product Mark”); provided that Hansoh gives prior written notice to Keros and reasonably considers any comments from Keros before using such Hansoh Product Mark, and further provided that the Hansoh Product Mark does not pose [***]. Hansoh shall own all rights in the Hansoh Product Marks. During the Term, Keros shall have the option to negotiate with Hansoh in an attempt to reach agreement on an exclusive license under any Hansoh Product Mark for use in connection with a Licensed Product in the Keros Territory. Keros shall exercise such option by providing written notice to Hansoh, and upon receipt by Hansoh of such notice, the Parties shall negotiate in good faith in an attempt to reach agreement on commercially reasonable terms for such license. It is understood that the good faith negotiations may not result in the grant of such a license.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES; COVENANTS
10.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as follows:
(a)    Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;
(b)    Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally;
(c)    No Conflict. The execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Development Plan and the license granted pursuant to this Agreement (i) do not conflict with or violate any requirement of Applicable Law existing as of the Effective Date; (ii) do not conflict with or violate the certificate of incorporation or by-laws (or other constating documents) of such Party; and (iii) do not conflict with, violate, breach or constitute a material default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date;
(d)    No Violation. Neither Party nor any of its Affiliates is under any obligation to any Person, contractual or otherwise, that is in violation of the terms of this Agreement or that would impede the fulfillment of such Party’s obligations hereunder;
(e)    No Debarment. Neither such Party nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the U.S.; and

(f)    No Consents. No authorization, consent, approval of a Third Party, nor to such Party’s knowledge, any license, permit, exemption of or filing or registration with or notification to any court or Governmental Authority is or will be necessary for the (i) valid execution and delivery of this Agreement by such Party; or (ii) the consummation by such Party of the transactions contemplated hereby.
10.2    Additional Representations, Warranties, and Covenants of Keros. Keros represents, warrants, and covenants (as applicable) to Hansoh as follows:
(a)    Title. As of the Effective Date, it has sufficient legal and/or beneficial title or ownership or license to grant the licenses to Hansoh as purported to be granted pursuant to this Agreement, free and clear of any rights therein granted to any Third Party, and it has not granted and will not grant to any other Person any rights in the Keros Technology in any manner that would conflict with the rights granted to Hansoh under this Agreement;
(b)    Encumbrances. As of the Effective Date, the Keros Technology is not subject to any encumbrance, lien or claim of ownership by any Third Party in any way that would conflict with the rights granted to Hansoh under this Agreement;
(c)    Full Force and Effect. As of the Effective Date, (i) all of the Keros Licensed Patents that are issued Patents existing as of the Effective Date are in full force and effect; (ii) Keros has no knowledge that any Keros Licensed Patents are invalid or unenforceable; and (iii) Keros is not aware of any pending or threatened action, suit, proceeding, or claim by a Third Party challenging the validity or enforceability of such issued Patents;
(d)    Applicable Fees. As of the Effective Date, all applicable fees due to patent authorities with respect to the filing and prosecution of the Keros Licensed Patents existing as of the Effective Date have been paid in a timely manner;
(e)    Covenant. Keros will not (i) license, sell, assign or otherwise transfer Keros Technology in a manner that conflicts with the rights granted to Hansoh hereunder, or (ii) permit to exist or grant to any Third Party, with respect to any Keros Technology, any lien, encumbrance, charge, security interest, mortgage, liability, or other restriction (including in connection with any indebtedness) (each a “Third Party Restriction”) which materially conflicts with the rights granted to Hansoh hereunder, provided always that (x) nothing in parts (i) or (ii) of this Section 10.2(e) shall prevent Keros from entering into any transaction that is subject to Hansoh’s rights under this Agreement and (y) in the event that a Third Party Restriction which materially conflicts with the rights granted to Hansoh is imposed on Keros (as opposed to being granted by Keros) by operation of law or otherwise [***];
(f)    Notice of Infringement or Misappropriation. As of the Effective Date, no claim or action has been brought or threatened in writing by any Third Party asserting or alleging that (i) any research, development, manufacture, or commercialization of a Licensed Product by Keros prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party, or (ii) the Development, Manufacture, or Commercialization of the Licensed Products in the Hansoh Territory would infringe or misappropriate the intellectual property rights of such Third Party;
(g)    No Misappropriation. In regard to the Keros Technology, (i) as of the Effective Date, Keros has not misappropriated any intellectual property right of any Third Party, and (ii) Keros will not knowingly misappropriate any intellectual property right of any Third Party;

(h)    Non-Infringement of Rights by Third Parties. To Keros’ knowledge, no Third Party is infringing or has infringed the Keros Licensed Patents as of the Effective Date; and
(i)    No Proceeding. As of the Effective Date, there is no pending, and to Keros’ knowledge, no threatened, adverse action, suit or proceeding against Keros involving any Keros Technology or a Licensed Product.
10.3    Additional Representations, Warranties, and Covenants of Hansoh. Hansoh represents, warrants, and covenants (as applicable) to Keros that:
(a)    Neither Hansoh nor any of its Affiliates, nor any of their respective employees, agents or contractors shall use any confidential information obtained from any Third Party (including any prior employer), directly or indirectly, whether obtained prior to the Effective Date or during the Term, in connection with activities performed under this Agreement without authorization from such Third Party, and [***];
(b)    Neither Hansoh nor any of its Affiliates [***] in connection with activities relating to any Licensed Product; and in the event that Hansoh becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to Hansoh or any of its Affiliates with respect to any activities relating to any Licensed Product, Hansoh will immediately notify Keros in writing [***]; and
(c)    Neither Hansoh nor any of its Affiliates, or its or their sublicensees, shall exploit in any manner any Licensed Product outside of the scope of the licenses expressly granted to Hansoh under this Agreement.
10.4    Compliance with Laws.
(a)    Each Party shall, and shall ensure that its Affiliates and their respective sublicensees will, comply in all respects with Anti-Corruption Laws, Proper Conduct Practices and all Applicable Law in the Development, Manufacturing, and Commercialization of Licensed Products and performance of its obligations under this Agreement, including the ICH, GCP, GLP and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s respective Territory, each as may be amended from time to time. To the extent that a Party is carrying out activities in the Hansoh Territory under this Agreement, each Party shall perform, and shall cause its Affiliates or other licensees or sublicensees to perform, such activities in compliance with all applicable rules, regulations, or guidance issued by the Human Genetic Resources Administration of China (“HGRAC”).
(b)    Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of any Applicable Laws (including Anti-Corruption Laws) in connection with its performance under this Agreement or the Development or Commercialization of any Licensed Product hereunder. In the event that either Party has violated or been suspected of violating any of its obligations, representations, warranties or covenants in Section 10.4(a), such Party will take reasonable actions to remedy such breach and to prevent further such breaches from occurring.
(c)    Notwithstanding the foregoing, each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to audit the other Party’s books and records in the event that a suspected violation of any Anti-Corruption Law needs to be investigated (in such Party’s reasonable, good-faith discretion). Such audit shall be conducted by such Party’s audit team comprised of qualified auditors who have received anticorruption training, but such audit shall not be more often than [***] per Calendar Year except with respect to a for-cause audit.
10.5    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY OR ITS AFFILIATES, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FOR CLARITY AND WITHOUT LIMITING THE FOREGOING, KEROS MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE LICENSED PRODUCTS OR KEROS TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND HANSOH MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE HANSOH TECHNOLOGY EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.
ARTICLE 11
INDEMNIFICATION
11.1    Indemnification by Keros. Keros shall defend, indemnify, and hold Hansoh and its Affiliates and their respective officers, directors, employees, and agents (the “Hansoh Indemnitees”) harmless from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”) to which any Hansoh Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (collectively, “Claims”) arising out of, based on, or resulting from, directly or indirectly: (a) the Development, Manufacture, or Commercialization of Licensed Products in the Hansoh Territory by or on behalf of Keros or its Affiliates prior to the Effective Date, (b) the Development, Manufacture, or Commercialization of Licensed Products in the Keros Territory (except to the extent that any such activities are conducted by or on behalf of Hansoh or its Affiliates as permitted under this Agreement) (including any Third Party Infringement Actions), (c) any breach of this Agreement by Keros, (d) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Keros (except to the extent that such Claim arises from Hansoh’s provision of false, misleading, inaccurate or incomplete information to Keros under Section 5.8 or Hansoh’s breach of its obligations under the Pharmacovigilance Agreement) or (e) the willful misconduct or negligent acts of or violation of Applicable Law by any Keros Indemnitee in connection with this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Hansoh Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Keros’ defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Hansoh is obligated to indemnify the Keros Indemnitees under Section 11.2.
11.2    Indemnification by Hansoh. Hansoh shall defend, indemnify, and hold Keros and its Affiliates and their respective officers, directors, employees, and agents (the “Keros Indemnitees”) harmless from and against any and all Losses to which any Keros Indemnitee may become subject as a result of any Claims arising out of, based on, or resulting from, directly or indirectly: (a) the Development, Manufacture, or Commercialization of Licensed Products by or on behalf of Hansoh or its Affiliates or sublicensees on or after the Effective Date (except to the extent that any such activities are conducted by or on behalf of Keros or its Affiliates as permitted under this Agreement) (including any Third Party Infringement Actions), (b) any breach of this Agreement by Hansoh, (c) the conduct of any pharmacovigilance-related activities set forth in Section 5.8 by or on behalf of Hansoh (except to the extent that such Claim arises from Keros’ provision of false, misleading, inaccurate or incomplete information to Hansoh under Section 5.8 or Keros’ breach of its obligations under the Pharmacovigilance Agreement) or (d) the willful misconduct or negligent acts of or violation of Applicable Law by any Hansoh Indemnitee in connection with this Agreement. The foregoing indemnity obligation shall not apply to the extent that (i) the Keros Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Hansoh’s defense of the relevant Claim is materially prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity or occurrence for which Keros is obligated to indemnify the Hansoh Indemnitees under Section 11.1.
11.3    Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim and shall offer control of the defense of such Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 11. Notwithstanding anything contained in the foregoing to the contrary, the provisions of Section 9.5 shall govern the defense of any Third Party Infringement Actions. Additionally, in the event that Keros has elected to defend any such Third Party Infringement Action, then Hansoh shall not be obligated to indemnify Keros for any Claims related to such Third Party Infringement Action; rather, the Parties shall share such Claims equally.
11.4    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR OTHER SPECIAL DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS EXCLUSIVITY OBLIGATIONS IN SECTION 2.5 OR ITS CONFIDENTIALITY OBLIGATIONS IN SECTION 12.
11.5    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least [***] prior to the cancellation, non-renewal or material change in such insurance.

ARTICLE 12
CONFIDENTIALITY
12.1    Confidentiality. Each Party agrees that, during the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information of the other Party, except to the extent expressly agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:
(a)    was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;
(d)    was disclosed to the receiving Party or its Affiliate by a Third Party without any confidentiality obligations being imposed on the receiving Party or its Affiliate by the Third Party, who, to the knowledge of the receiving Party or its Affiliate, had a legal right to make such disclosure; or
(e)    was independently discovered or developed by the receiving Party or its Affiliate without use of or reference to the other Party’s Confidential Information, as evidenced by a contemporaneous writing.
For purposes of Section 12.1(b) and 12.1(c), Confidential Information disclosed under this Agreement shall not be deemed to be within such exceptions unless such information is readily accessible to the public in a written publication [***].
Each disclosing Party represents and warrants that as of the time of disclosure (i) it has all rights, title and ownership interest in and to the Confidential Information, and/or it has all the right and power to disclose the Confidential Information to the receiving Party; and (ii) to the best of its knowledge, such disclosure will not violate the terms of any agreement with, or any other obligation to, any Third Party.

12.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information or the terms of this Agreement to the extent:
(a)    such disclosure is reasonably necessary (i) for the filing or prosecuting of Patent rights as contemplated herein, subject to the prior consent of the Party owning the Confidential Information, which consent shall not be unreasonably withheld, conditioned, or delayed; (ii) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Product; or (iii) for prosecuting or defending litigation as contemplated herein;
(b)    such disclosure is reasonably necessary to its or its Affiliate’s shareholders, directors, officers, managers, employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights hereunder; provided that in each case, the disclosees are bound by written obligations of confidentiality consistent with those contained in this Agreement;
(c)    such disclosure is reasonably necessary to any bona fide potential or actual investor, advisor, lender, acquiror, merger partner, or other financial or commercial partner or research collaborator for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and shall be bound by commercially reasonable obligations of confidentiality substantially similar to those contained in this Agreement; or
(d)    such disclosure is reasonably necessary to comply with Applicable Laws, including regulations or rules promulgated by applicable securities commissions (or other securities regulatory authorities), security exchanges, court order, administrative subpoena or order.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure, to the extent that it is legally authorized or permitted to so, and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.
12.3    Publicity; Terms of Agreement.
(a)    The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 12.3 (or otherwise subject to Section 12.2).
(b)    If either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such disclosure to the other Party for its prior review and approval (except as otherwise provided herein), which approval shall not be unreasonably withheld or delayed. A Party commenting on such a proposed disclosure shall provide its comments, if any, within [***] after receiving the proposed disclosure for review (or such shorter period of time as necessitated by regulatory requirements). In addition, where required by Applicable Law, including regulations promulgated by applicable security exchanges, either Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval in the Hansoh Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.3.
(c)    The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under Applicable Laws a copy of this Agreement with Governmental Authorities, including the U.S. Securities and Exchange Commission (the “SEC”) or Hong Kong Securities and Futures Commission (the “SFC”). Each Party and its Affiliates shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider in good faith and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed. The non-filing Party agrees to promptly (and in any event, no less than [***] after receipt of such proposed redactions) provide its comments on such proposed redactions. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the SEC or SFC as represented by the redacted version reviewed by the other Party.
12.4    Technical Publication. Except to the extent required by Applicable Laws or by Regulatory Authorities, [***]. If Data is generated from a pre-clinical or clinical study in the Hansoh Territory without Keros’ involvement, Hansoh shall have the right to publish such Data upon written notification to Keros before its intended submission for publication. Hansoh shall submit each Publication permitted by this Section 12.4 to Keros at least [***] in advance of submission to any Regulatory Authority, publisher or presentation (as applicable), and Keros shall have the opportunity to review and comment on any proposed Publication. Hansoh shall reasonably consider Keros’ comments prior to submission of such Publication, and, at Keros’ request, delete references to Keros’ Confidential Information. In addition, if submission of any such Proposed Publication would preclude Keros from obtaining patent rights claiming patentable inventions, Hansoh shall, at Keros’ request, either delete the enabling portion of the proposed Publication or delay submission for an additional [***] or until a patent application covering such invention(s) is completed.
12.5    Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. Each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief for any breach of this Agreement, including to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.
ARTICLE 13
TERM AND TERMINATION
13.1    Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term on a Region-by-Region basis. Upon the expiration (but not early termination) of this Agreement, on a Region-by-Region basis, the license granted by Keros to Hansoh under Section 2.1 for such Licensed Product in such Region shall become exclusive, fully paid up, royalty free, irrevocable and perpetual in the Hansoh Territory.
13.2    Termination by Hansoh. Hansoh may terminate this Agreement in its entirety at any time for convenience upon [***] prior written notice given to Keros.
13.3    Termination by Keros for Cause. Keros may terminate this Agreement in its entirety upon [***] prior written notice to Hansoh if Hansoh or its Affiliates or their respective sublicensees (directly or indirectly, individually or in association with any other Person) challenges the validity, enforceability or scope of any Keros Licensed Patent, unless during such [***] the subject challenge is permanently dismissed or withdrawn and is not thereafter reinstituted or continued; provided that in the event Hansoh’s sublicensee initiates such challenge, Keros may not terminate this Agreement if (i) Hansoh successfully causes such sublicensee to withdraw such challenge within such [***], or (ii) Hansoh successfully terminates such sublicense and provides written evidence of such termination to Keros within such [***].

13.4    Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [***] from the date of such notice. Such notice shall (a) expressly reference this Section 13.4, (b) reasonably describe the alleged breach which is the basis of such termination, and (c) clearly state the non-breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. The Agreement shall terminate effective at the end of the notice period unless the breaching Party cures such breach during such notice period, provided that, such cure period shall be extended for up to an additional [***] upon the breaching Party providing a written plan that reasonably demonstrates the need for such additional time and continuing to use Commercially Reasonable Efforts to cure such breach. If either Party disputes (i) whether such material breach has occurred, or (ii) whether the defaulting Party has cured such material breach, the Parties agree to promptly resolve the Dispute under Article 14. It is understood and acknowledged that, during the pendency of such a Dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. The Parties agree that for purposes of this Section 13.4, a breach of the representations or warranties of a Party under this Agreement shall not be a cause for termination of this Agreement unless such breach has had or would be reasonably expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product.
13.5    Termination Due to Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors.
13.6    Termination for FCPA Violation. Each Party may terminate the Agreement in its entirety upon written notice to the other Party if the other Party or its Affiliates or their sublicensees materially breaches the FCPA.
13.7    Effect of Early Termination. Upon any early termination of this Agreement by either Party, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):
(a)    Licenses. All licenses and other rights granted by Keros to Hansoh under this Agreement shall terminate, including all sublicenses granted by Hansoh unless such sublicenses are assumed by Keros pursuant to Section 2.1(c), which shall survive such termination. Keros shall have a reversion of all rights previously licensed to Hansoh hereunder for which the relevant licenses have terminated on a fully paid-up and royalty-free basis, itself or with or through an Affiliate or Third Party, to Develop and Commercialize the Licensed Products in the Field in the Hansoh Territory at Keros’ discretion. In the event of termination by Hansoh pursuant to Section 13.4 or Section 13.5, all licenses and other rights granted by Hansoh to Keros under Section 9.1(b)(ii) shall terminate, including all sublicenses granted by Keros.
(b)    Wind-Down. Hansoh will (i) responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, any ongoing clinical studies for which it has responsibility hereunder in which patient dosing has commenced and (ii) at Keros’ written election, (A) transfer to Keros or its designee any such clinical studies to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices, or (B) if reasonably practicable and not adverse to patient safety, complete such trials, provided that Keros shall reimburse Hansoh its reasonable, out-of-pocket costs associated with completing such trials. For the purpose of clarity, except as provided for above, Hansoh may transfer to Keros or its designee or wind-down any ongoing Clinical Trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and Hansoh will be responsible for any costs associated with such transfer or wind-down.
(c)    Regulatory Materials; Data. Hansoh shall (i) provide and assign (and hereby assigns) to Keros or its designee all Regulatory Materials, including Regulatory Approvals, for the Licensed Products to the extent possible under Applicable Law in the Hansoh Territory, (ii) promptly provide and assign (and hereby assigns) to Keros all Data, including pharmacovigilance data, generated by or on behalf of Hansoh, and (iii) promptly return or destroy (and certify such destruction in writing), at Keros’ election, all Confidential Information of Keros.
(d)    Transition Assistance. Upon Keros’ reasonable request, (i) Hansoh shall provide such assistance as may be reasonably necessary or reasonably useful for Keros to continue the Development, Manufacture, and Commercialization of Licensed Products in the Hansoh Territory, to the extent Hansoh or its Affiliate or their sublicensee is then performing or have performed such activities, including upon the reasonable request of Keros, assigning (or using Commercially Reasonable Efforts to amend as appropriate) any agreements or arrangements Hansoh or its Affiliate have with any Third Party for the Development, Manufacture, distribution, or Commercialization of Licensed Products; and (ii) Hansoh shall provide Keros with copies of any promotional and marketing materials generated by or on behalf of Hansoh with respect to Licensed Products prior to the effective date of termination.
(e)    Inventory. In the event that this Agreement is terminated in its entirety, Keros shall have the right, but not the obligation, to purchase any and all of the inventory of Licensed Products held by Hansoh or its Affiliates or sublicensees as of the date of termination, at a price equal to the transfer price paid by Hansoh to Keros for such inventory.
(f)    Intellectual Property. With respect to (i) [***] for the Development, Manufacture, or Commercialization of Licensed Products, (ii) [***] pursuant to activities in connection with the Development, Manufacture, or Commercialization of Licensed Products prior to the effective date of termination [***], Hansoh hereby grants Keros [***].
(g)    Additional Hansoh Rights.
(i)    If Hansoh terminates the Agreement under Section 13.4 or Section 13.5, notwithstanding anything set forth to the contrary in this Section 13.6, Keros shall reimburse Hansoh for [***].
(ii)    If Hansoh terminates this Agreement under Section 13.4 and the Parties execute a license pursuant to Section 13.7(f), then, subject to Hansoh’s satisfactory performance of the transfer activities as set out in Sections 13.7(b) through 13.7(d), in the event that Keros requests the transfer of any of the Regulatory Materials, including Regulatory Approvals, obtained by Hansoh for the Commercialization of the relevant Licensed Compound in the Hansoh Territory to Keros, then, to the extent that such Regulatory Materials, including Regulatory Approvals, are transferred to Keros and Keros or its Affiliates or licensees (including sublicensees) use such materials or approvals in the Commercialization of a Licensed Product, [***]. For the avoidance of doubt the [***].

13.8    Survival. Any expiration or termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.1(c)(v) (Keros’ right to assume a Hansoh Sublicense), 2.4 (No Implied Licenses), 8.7 (Payment Method; Foreign Exchange), 8.8 (Interest on Late Payments), 8.9 (Records; Audits), 8.10 (Taxes), 9.1 (Ownership), 10.5 (No Other Representations or Warranties), 13.1 (Term), 13.7 (Effect of Early Termination), 13.8 (Survival), 13.9 (Termination Not Sole Remedy) and Article 1 (Definitions), Article 11 (Indemnification), Article 12 (Confidentiality), Article 14 (Dispute Resolution), and Article 15 (Miscellaneous).
13.9    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
ARTICLE 14
DISPUTE RESOLUTION
14.1    Disputes; Internal Resolution. It is the objective of the Parties to establish procedures to facilitate the resolution of any and all disputes that may arise out of or in connection with this Agreement (each a “Dispute”) in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree that, except as otherwise provided in Section 3.3, in the event of such a Dispute, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such Dispute within [***] after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations within [***] after such notice is received. If the Dispute is not resolved within such [***], either Party may commence arbitration with respect to the subject matter of the Dispute and with respect to any other claims it may have and thereafter neither Party shall have any further obligation under this Section 14.1. Any Dispute concerning the propriety of the commencement of the arbitration or the applicability of the Agreement to arbitrate shall be finally settled by the arbitral tribunal. Notwithstanding the foregoing, and without waiting for the expiration of any such [***] periods, Keros and Hansoh shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party.
14.2    Arbitration; Governing Law.
(a)    General Arbitration. Subject to Section 14.1, all Disputes, including existence, validity, interpretation, performance, breach or termination thereof, but excluding any Combination Product Dispute (pursuant to Section 1.60) shall be submitted to and finally resolved by arbitration administered by the [***] (the “Rules”). The seat, or legal place, of arbitration shall be [***]. The language of the arbitration shall be English. The arbitration shall be conducted by a tribunal of three (3) arbitrators. Each Party shall nominate one (1) arbitrator, and the two (2) Party nominated arbitrators shall jointly nominate, within [***] of the second arbitrator’s appointment, the third arbitrator who shall serve as the presiding arbitrator and shall be of neutral nationality. Each arbitrator must have significant business or legal experience in the pharmaceutical business. An arbitrator shall be deemed to meet this qualification unless a Party objects within [***] after the arbitrator is nominated. The Parties hereby agree to engage in discovery of information and evidence that is or might be relevant to the claims, defenses, and issues in the Dispute, including by means of discovery in the form of requests for documents (including electronically stored information). After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators shall render their award within

[***] of the final arbitration hearing or the final post-hearing submissions unless the Parties jointly request an extension, or the arbitral tribunal determines in a reasoned decision that the interest of justice or the complexity of the case requires that such a limit be extended. The arbitral tribunal shall not have the power to award damages excluded pursuant to Section 11.4 of this Agreement, and any arbitral award that purports to award such damages is expressly prohibited.
The award shall be final and binding, and the Parties undertake to carry out the award without delay. Judgment on the award so rendered may be entered in any court of competent jurisdiction. Notwithstanding any provision in the Rules, (i) the arbitral tribunal shall not be empowered to allocate, assess, or award costs or fees (whether at the conclusion of the proceedings or at any other time); each Party shall bear [***] administrative costs and the fees and costs of the arbitrators, and (ii) each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and members of the arbitral tribunal except (A) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (B) with the consent of all Parties, (C) where needed for the preparation or presentation of a claim or defense in this arbitration, (D) where such information is already in the public domain other than as a result of a breach of this clause, or (E) by order of the arbitral tribunal upon application of a Party.

(b)    Baseball Arbitration. Subject to Section 14.1, any Combination Product Dispute (pursuant to Section 1.60) shall be submitted to and finally resolved by the following provisions (i.e., “baseball-style” arbitration). The Parties shall promptly designate in writing a single mutually acceptable arbitrator experienced in the licensing, development, and commercialization of pharmaceutical products, who is independent of each Party (i.e., not a current or former employee, consultant, officer, or director or current stockholder of either Party or their respective Affiliates and who does not otherwise have any current or previous business relationship with either Party or their respective Affiliates). If the Parties cannot agree on an arbitrator within [***] after referral of such matter, the arbitrator shall be selected by the President of the Chamber of Commerce of New York. The arbitration shall be conducted in accordance with the Rules to the extent consistent with this Section 14.2(b). Within [***] of the arbitrator’s appointment, each Party shall prepare and deliver to both the arbitrator and other Party its last, best offer for the applicable unresolved terms and a memorandum in support thereof. The Parties shall also provide the arbitrator with a copy of the relevant provisions of this Agreement. Each Party may submit to the arbitrator (with a copy to the other Party) a rebuttal to the other Party’s support memorandum and will at such time have the opportunity to amend its last such offer based on any new information contained in the other Party’s support memorandum. Within [***] after the arbitrator’s appointment, the arbitrator will select from the [***] proposals provided by the Parties the proposal such arbitrator believes is most consistent with the intent of the Parties when this Agreement was entered into provided the arbitrator may not alter the terms of this Agreement. The decision of the arbitrator shall be final and binding on the Parties. The foregoing “baseball-style” arbitration shall be the exclusive remedy of either Party if the Parties cannot agree on a Combination Product Dispute.
(c)    Governing Law. This Agreement and all Disputes shall be governed by and construed in accordance with the laws of the [***], without giving effect to any conflicts or choice of law rules or principles.

ARTICLE 15
MISCELLANEOUS
15.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, including the Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach prior to the Effective Date, by the other Party of its obligations under the Confidentiality Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2    Force Majeure. Each Party’s shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued only for so long as (a) the condition constituting force majeure continues and (b) the nonperforming Party takes all reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the applicable Party, which may include an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, action or inaction of any Governmental Authority, and failure of plant or machinery. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure event affecting such Party. If a force majeure event persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.
15.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or a reputable courier service, (b) [***] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested, (c) or upon receipt if sent by electronic mail, provided that such notice is also sent by a reputable courier service or first class certified or registered airmail, postage prepaid, return receipt requested.
If to Keros:     [***]
    [***]
[***]
[***]
[***]

    with copies to (which shall not constitute notice):

[***]
    [***]
[***]

[***]
[***]

    [***]
[***]
[***]
[***]

If to Hansoh:     [***]
[***]
[***]
[***]

with copies to (which shall not constitute notice):

[***]
[***]
[***]
[***]

15.4    No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.
15.5    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed, except that either Party may make such an assignment or transfer without the other Party’s consent to an Affiliate of such Party or in connection with the sale or transfer of all or substantially all of the assets to which this Agreement relates. Any such permitted assignee shall assume all obligations of its assignor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.
15.6    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.7    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or reasonably useful in order to carry out the purposes and intent of this Agreement.
15.8    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.9    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.10    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.11    English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
15.12    Counterparts; Electronic Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
15.13    Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. Each Party will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

Keros Therapeutics, Inc. By:/s/ Jasbir S. Seehra Name: Jasbir S. Seehra Title: Chief Executive Officer	Hansoh (Shanghai) Healthtech Co., Ltd. By: /s/ Yuan Sun Name: Yuan Sun Title: Authorized Representative

LIST OF EXHIBITS

Exhibit A:    Keros Licensed Patents as of the Effective Date
Exhibit B:    Licensed Compound Description
Exhibit C:    Technology Transfer Plan
Exhibit D:    Initial Development Plan
Exhibit E:    Hansoh’s Affiliates as of the Effective Date

Exhibit A
Keros Licensed Patents as of the Effective Date

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A - 1

Exhibit B
Licensed Compound Description

[***]

B - 1

Exhibit C
Technology Transfer Plan

[***]

C - 1

Exhibit D
Initial Development Plan

[***]

D - 1

Exhibit E
Hansoh’s Affiliates as of the Effective Date

[***]

E - 1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE KEROS THERAPEUTICS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO KEROS THERAPEUTICS, INC. IF PUBLICLY DISCLOSED.

AMENDMENT NO. 1
TO LICENSE AGREEMENT

This Amendment No. 1 (this “Amendment”) is entered into as of February 10, 2022 (the “Amendment Effective Date”), by and between Keros Therapeutics, Inc., corporation organized and existing under the laws of Delaware and having a place of business at 99 Hayden Avenue, Suite 120, Building E, Lexington, MA 02421 (“Keros”), and Hansoh (Shanghai) Healthtech Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China having a place of business at Room 101, No.287 Xiangke Road and No.1158 Haike Road, China (Shanghai) Pilot Free Trade Zone, China (“Hansoh”). Keros and Hansoh are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Keros and Hansoh are parties to that certain License Agreement, dated as of December 12, 2021 (the “Agreement”); and

Whereas, in accordance with Section 15.1 of the Agreement, the Parties mutually desire to amend the Agreement in the manner set forth below.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    All capitalized terms used, but not defined, in this Amendment shall have the meaning set forth in the Agreement.

2.    Section 7.1 to the Agreement is hereby deleted in its entirety and replaced with the following:

“Keros Manufacture and Supply. Hansoh shall purchase from Keros, and Keros shall use Commercially Reasonable Efforts to supply to Hansoh, all of its requirements for Licensed Products at Keros’ Fully Burdened Manufacturing Cost, plus a premium of [***]), for Hansoh to conduct any Clinical Trial for obtaining any Regulatory Approval and for commercial purposes, in each case in the Field in the Hansoh Territory, provided that (a) Hansoh provides Keros with a forecast of its requirements for Licensed Products at least (i) [***] in advance for preclinical and Phase 1 clinical materials, (ii) at least [***] in advance for all other clinical materials not covered under Section 7.1(a)(i), and (iii) at least [***] in advance for commercial supply, and (b) submits a purchase order for such Licensed Products upon [***] written notice to Keros. The Parties shall negotiate in good faith a clinical supply agreement to be executed within [***] after the Effective Date. Additionally, the Parties shall negotiate in good faith a commercial supply agreement to be executed within [***] prior to the anticipated First Commercial Sale of a Licensed Product by Hansoh in the Hansoh Territory (each of the clinical supply agreement and the commercial supply agreement, a “Supply Agreement”). For clarity, notwithstanding anything to the contrary in this Agreement, Hansoh shall not have the right to Manufacture or have Manufactured any Licensed Product for clinical or commercial use prior to the completion of the manufacturing technology transfer set forth in Section 7.2.”

3.    Except as amended by this Amendment, the Agreement shall remain in full force and effect without modification. After the Amendment Effective Date, every reference in the Agreement to the “Agreement” shall mean the Agreement as amended by this Amendment. In the event of inconsistency between the terms of the Agreement and this Amendment, the terms of this Amendment shall govern.

4.    This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date.

Keros Therapeutics, Inc. By: /s/ Jasbir S. Seehra Name: Jasbir S. Seehra Title: Chief Executive Officer	Hansoh (Shanghai) Healthtech Co., Ltd. By: /s/ Weiyong Sun Name: Weiyong Sun Title: Authorized Representative